SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

AIR PRODUCTS AND CHEMICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 14, 2011

Dear Shareholder:

On behalf of your Board of Directors, I am pleased to invite you to attend the 2012 Annual Meeting of Shareholders of Air Products and Chemicals, Inc. to be held at 2:00 p.m., Thursday, January 26, 2012, at the Company’s Corporate Headquarters in Allentown, Pennsylvania.

Admission procedures are explained in the Proxy Statement. We have made arrangements to keep parking and navigating our corporate campus easy for you. I hope you will be able to join us. If you cannot attend the meeting, the Board of Directors, along with the over 18,000 employees of Air Products, welcome your questions and encourage you to contact our Investor Relations office or visit our website to learn more about your Company.

On December 14, 2011, we sent to our shareholders either a notice containing instructions on how to access our 2011 Proxy Statement and Annual Report on Form 10-K on the Internet or paper copies of the Proxy Statement and Annual Report. These materials contain instructions on how to vote your shares. Even if you do not plan to attend the meeting, please vote your shares through one of the methods available to you.

We look forward to seeing you at the meeting. Directions appear on the last page of these materials.

Cordially,

John E. McGlade

Chairman, President, and Chief Executive Officer

Notice of Annual Meeting of Shareholders

Air Products and Chemicals, Inc.

TIME	2:00 p.m., Thursday, January 26, 2012

PLACE	The Auditorium of the Company’s Corporate Headquarters at 7201 Hamilton Boulevard in Allentown, Pennsylvania. Free parking will be available. Admission procedures are explained on page 5. Directions appear on the last page of this Proxy Statement.

ITEMS OF BUSINESS	1.	To elect the three nominees proposed by the Board of Directors as directors for a three-year term.

	2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending September 30, 2012.

	3.	To conduct an advisory vote on Executive Officer compensation.

	4.	To attend to such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

RECORD DATE	Shareholders of record at the close of business on November 30, 2011 are entitled to receive this notice and to vote at the meeting.

WAYS TO SUBMIT YOUR VOTE	Instructions on how to vote your shares online are contained in the Notice of Availability of Proxy Materials or on your proxy card. If you received paper copies of your proxy materials by mail, you may also fill in, sign, date, and mail a proxy card or vote using a toll-free telephone number. We encourage you to vote online or by telephone if these options are available to you.

IMPORTANT	Whether you plan to attend the meeting or not, please submit your proxy as soon as possible in order to avoid additional soliciting expense to the Company. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

By order of the Board of Directors, Mary T. Afflerbach Corporate Secretary and Chief Governance Officer December 14, 2011

Important Notice Regarding Internet Availability of Proxy Materials for the

Air Products and Chemicals, Inc. January 26, 2012 Shareholders’ Meeting

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended

September 30, 2011 are available at www.materials.proxyvote.com/009158.

PROXY STATEMENT

AIR PRODUCTS AND CHEMICALS, INC.

PROXY STATEMENT

We have sent you this Notice of Annual Meeting and Proxy Statement because the Board of Directors (the “Board”) of Air Products and Chemicals, Inc. (the “Company” or “Air Products”) is soliciting your proxy to vote at the Company’s Annual Meeting of Shareholders on January 26, 2012 (the “Annual Meeting”). This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about the Company.

QUESTIONS AND ANSWERS ON VOTING AND THE ANNUAL MEETING

How many shares can vote at the 2011 Annual Meeting?

As of the Record Date, which was November 30, 2011, 210,522,058 shares of Company common stock were issued and outstanding, which are the only shares entitled to vote at the Annual Meeting. Every owner of Company stock is entitled to one vote for each share owned.

Who counts the votes?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the independent inspector of election.

What is a proxy?

A proxy is your legal appointment of another person to vote the stock that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. You can find an electronic proxy card at www.proxyvote.com that you can use to vote your shares online. If you received these proxy materials by mail, you can also vote by mail or telephone using the proxy card enclosed with these materials.

On the proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

What shares are included on my proxy card?

If you are a registered shareholder, your proxy card(s) will show all of the shares of Company stock registered in your name with our Transfer Agent, American Stock Transfer & Trust Company, LLC, on the Record Date, including shares in the Investors Choice Dividend Reinvestment and Direct Stock Purchase and Sale Plan administered for Air Products’ shareholders by our Transfer Agent. If you also have shares registered in the name of a bank, broker, or other registered owner or nominee, they will not appear on your proxy card.

How do I vote the shares on my proxy card?

If you received a Notice of Availability of Proxy Materials and accessed these proxy materials online, follow the instructions on the Notice to obtain your records and vote electronically.

If you received these proxy materials by mail, you may vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope. You also can vote online or by using a toll-free telephone number. Instructions about these ways to vote appear on the proxy card. If you vote by telephone, please have your paper proxy card and control number available. The sequence of numbers appearing on your card is your control number, and your control number is necessary to verify your vote.

If you received these proxy materials via e-mail, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares of Company stock and your control number.

Whether your proxy is submitted by mail, telephone, or online, your shares will be voted in the manner you instruct. If you do not specify in your proxy how you want your shares voted, they will be voted according to the Board’s recommendations below:

Item	Board Recommendation

1. Election of the Board’s Three Nominees As Directors	For
2. Ratification of KPMG as the Company’s Independent Registered Public Accountants	For
3. Advisory Vote on Executive Officer Compensation	For

How do I vote shares held by a broker or bank?

If a broker, bank, or other nominee holds shares of Company stock for your benefit, and the shares are not in your name on the Transfer Agent’s records, then you are considered a “beneficial owner” of those shares. If your shares are held this way, sometimes referred to as being held in “street name”, your broker, bank, or other nominee will send you instructions on how to vote. If you have not heard from the broker, bank, or other nominee who holds your Company stock, please contact them as soon as possible. If you plan to attend the meeting and would like to vote your shares held by a bank or broker in person, you must obtain a legal proxy, as described in the admission procedures section on page 5.

If you do not give your broker instructions as to how to vote, under New York Stock Exchange (“NYSE”) rules, your broker has discretionary authority to vote your shares for you on proposal 2 to ratify the appointment of auditors. Your broker may not vote for you without your instructions on the other items of business. Shares not voted on these other matters by your broker because you have not provided instructions are sometimes referred to as “broker nonvotes”.

May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting by submitting a later dated proxy card, by a later telephone or on-line vote, by notifying us that you have revoked your proxy, or by attending the Annual Meeting and giving notice of revocation in person.

How is Company stock in the Company’s Retirement Savings Plan voted?

If you are an employee who owns shares of Company stock under the Retirement Savings Plan and you have regular access to a computer for performing your job, you were sent an e-mail with instructions on how to view the proxy materials and provide your voting instructions. Other participants in the Retirement Savings Plan will receive proxy materials and a proxy card in the mail. The Trustee, Fidelity Management Trust Company, will vote shares of Company stock represented by units allocated to your Plan account on the Record Date in accordance with the directions you give on how to vote. The Trustee will cast your vote in a manner which will protect your voting privacy. If you do not give voting instructions or your instructions are unclear, the Trustee will vote the shares in the same proportions and manner as overall Plan participants instruct the Trustee to vote shares allocated to their Plan accounts.

What vote is necessary to pass the items of business at the Annual Meeting?

If a quorum is present at the Annual Meeting, the three director candidates will be elected if they receive a majority of the votes cast. This means the nominees will be elected if the number of shares voted “for” the nominee exceeds the number of shares voted “against” the nominee. Similarly, the other two items of business will be approved if shares voted in favor of the proposal exceed shares voted against the proposal. Abstentions and broker nonvotes will not affect the outcome of the vote.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if a majority of the outstanding shares of Company stock are present in person at the Annual Meeting or represented there by proxy. If you vote — including by Internet, telephone, or proxy card — your shares voted will be counted towards the quorum for the Annual Meeting. Proxies marked as abstentions and broker discretionary votes are also treated as present for purposes of determining a quorum.

How will voting on any other business be conducted?

We do not know of any business or proposals to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other business is proposed and the chairman of the Annual Meeting permits it to be presented at the Annual Meeting, the signed proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

When are shareholder proposals for the 2013 Annual Meeting due?

To be considered for inclusion in next year’s proxy statement, proposals and nominations of persons to serve as directors must be delivered in writing to the Secretary of the Company, Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, PA 18195-1501 no later than August 17, 2012. To be presented at the meeting, proposals and nominations must be delivered in writing by October 28, 2012 and must comply with the requirements of our bylaws (described in the next paragraph) to be presented at the 2013 Annual Meeting.

Our bylaws require adequate written notice of a proposal to be presented by delivering it in writing to the Secretary of the Company in person or by mail at the address stated above, on or after September 28, 2012, but no later than October 28, 2012. To be considered adequate, the notice must contain other information specified in the bylaws about the matter to be presented at the meeting and the shareholder proposing the matter. A copy of our bylaws can be found in the “Corporate Governance” section of our website at www.airproducts.com. A proposal received after October 28, 2012, will be considered untimely and will not be entitled to be presented at the meeting.

What are the costs of this proxy solicitation?

We hired Morrow & Co., LLC to help distribute materials and solicit votes for the Annual Meeting. We will pay them a fee of $8,500, plus out-of-pocket costs and expenses. We also reimburse banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to you because they hold title to Company stock for you. In addition to using the mail, our directors, officers, employees, and agents may solicit proxies by personal interview, telephone, telegram, or otherwise, although they will not be paid any additional compensation. The Company will bear all expenses of solicitation.

May I inspect the shareholder list?

For a period of 10 days prior to the Annual Meeting, a list of shareholders registered on the books of our Transfer Agent as of the Record Date will be available for examination by registered shareholders during normal business hours at the Company’s principal offices, provided the examination is for a purpose germane to the meeting.

How can I get materials for the Annual Meeting?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to most of our shareholders via the Internet, instead of mailing printed copies of those materials to each shareholder. On December 14, 2011, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2011. The Notice of Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Current Employees.    If you are an employee of the Company or an affiliate who is a participant in the Retirement Savings Plan or who has outstanding stock options, with an internal Company e-mail address as of the Record Date, you should have received e-mail notice of electronic access to the Notice of Annual Meeting, the Proxy Statement, and the Annual Report on Form 10-K for the fiscal year ended September 30, 2011 on or about December 14, 2011. You may request a paper copy of these materials by contacting the Corporate Secretary’s Office. If you do not have an internal Company e-mail address, paper copies of these materials were mailed to your home. Instructions on how to vote shares in your Plan account are contained in the e-mail notice or accompany the paper proxy materials mailed to you.

If you have employee stock options awarded to you by the Company or an affiliate but do not otherwise own any Company stock on the Record Date, you are not eligible to vote and will not receive a proxy card for voting. You are being furnished this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for your information and as required by law.

What are the admission procedures for the Annual Meeting?

To gain admission to the Annual Meeting, you must present your admission ticket at the Visitor’s Entrance to the Air Products Corporate Headquarters.

Registered shareholders.    If you received a “Notice of Availability of Proxy Materials”, the Notice is your admission ticket. If you received these proxy materials by mail or e-mail, your admission ticket is on the top half of the reverse side of your proxy card, which must be printed if you received it by e-mail.

Shares held through broker, bank, or nominee.    When you vote your shares, either electronically or via your voting instruction form, you will be given the opportunity to check a box indicating that you intend to attend the Annual Meeting. If you check the box, you will be sent a “legal proxy” which will serve as your admission ticket. (Please note, if you check this box, your shares must be voted in person.) Alternatively, you will be admitted if you present a Notice of Availability of Proxy Materials or Voting Instruction Form relating to the Air Products Annual Meeting; however, you must present a legal proxy if you wish to vote your shares in person.

How can I reach the Company to request materials or information referred to in these Questions and Answers?

You may reach us by mail addressed to:

Corporate Secretary’s Office

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501,

by calling 610-481-8657, or by leaving a message on our website at:

www.airproducts.com/tmm/tellmemore.asp

PROPOSALS YOU MAY VOTE ON

1.    ELECTION OF DIRECTORS

The Board currently has 12 directors. With the retirement from the Board of Directors of Edward E. Hagenlocker under our director retirement policy and the re-election by shareholders of the three nominees standing for election, the Board will have 11 members after the Annual Meeting. Our Board is divided into three classes for purposes of election, with three-year terms of office ending in successive years.

The Board has nominated three incumbent directors, whose terms are currently scheduled to expire at the Annual Meeting, for election to the Board for terms expiring in January 2015: Mr. Mario L. Baeza, Ms. Susan K. Carter and Mr. John E. McGlade. Biographical information on these nominees and a description of their qualifications to serve as director and similar information about other directors appears beginning on page 8. Each nominee elected as a director is expected to continue in office until his or her term expires, or until his or her earlier death, resignation, or retirement.

The Board has no reason to believe that any of the nominees will not serve if elected. If a nominee is unavailable for election at the time of the Annual Meeting, the Company representatives named on the proxy card will vote for another nominee proposed by our Board or, as an alternative, the Board may reduce the number of directors on the Board.

The Board recommends a vote “FOR” the election of Mr. Baeza, Ms. Carter, and Mr. McGlade.

2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

At its meeting held in November 2011, the Audit Committee of the Board approved KPMG LLP of Philadelphia, Pennsylvania (“KPMG”) as independent registered public accountants for the fiscal year ending September 30, 2012 (“fiscal year 2012”). The Board concurs with and requests shareholders to ratify this appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will reconsider it. Representatives of KPMG will be available at the Annual Meeting to respond to questions. Information on KPMG’s fees for fiscal years 2010 and 2011 appears on page 23.

The Board recommends a vote “FOR” the ratification of the appointment of KPMG LLP as independent registered public accountants for fiscal year 2012.

3.    ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

The Board is committed to excellence in governance and recognizes the interest our shareholders have in the Company’s executive compensation program. As a part of that commitment, and in accordance with SEC rules, our shareholders are asked to approve an advisory resolution on the compensation of the Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and accompanying Executive Compensation Tables and narrative beginning on page 28. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2011 executive compensation program and policies for the Named Executive Officers through the following resolution:

RESOLVED, that the compensation of the Named Executive Officers as discussed and disclosed, pursuant to the SEC compensation disclosure rules, in the Compensation Discussion and Analysis and the Executive Compensation Tables and accompanying narrative is approved.

Although the vote is non-binding, the Board and the Management Development and Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and address them in making future decisions about executive compensation programs. The Company intends to conduct an advisory vote on executive officer compensation annually. The next such vote will be conducted at our 2013 Annual Meeting of Shareholders.

The Board recommends a vote “FOR” this resolution. As described in the Compensation Discussion and Analysis beginning on page 28, our Executive Officer compensation program has been thoughtfully designed to support our long-term business strategies and drive creation of shareholder value. It is aligned with the competitive market for talent, very sensitive to Company performance and oriented to long-term incentives to maintain and improve the Company’s long-term profitability. We believe the program delivers reasonable pay which is strongly linked to Company performance over time, relative to peer companies.

THE BOARD OF DIRECTORS

The Board is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside the United States and experience on other companies’ boards, which provide an understanding of different business processes, challenges, and strategies. Others have experience in government relations or key market sectors which reflect our customer base, or financial or governance expertise. All have personal traits such as candor, integrity, commitment, and collegiality that are essential to an effective board of directors.

Information follows about the age and business experience, as of December 1, 2011, of the nominees up for election and the directors continuing in office, and information on the particular experiences, qualifications, attributes, and skills of each director nominee that led the Board to conclude that such person should serve as a director. Each nominee has consented to being nominated for director and has agreed to serve if elected. All of the nominees are currently directors.

Directors Standing for Election this Year for a Term Expiring at the Annual Meeting in 2015

MARIO L. BAEZA, age 60. Founder and Controlling Shareholder of Baeza & Co. and Founder and Executive Chairman of V-Me Media, Inc. Director of the Company since 1999.

Mario L. Baeza is Chairman and Chief Executive Officer of The Baeza Group, LLC and Baeza & Co., LLC, an investment firm specializing in private equities aimed at the U.S. Hispanic market and hedge funds anchored in global macro strategies. He is also the Founder and Executive Chairman of V-Me Media, Inc., a national Spanish language television network. He is a former chairman and chief executive officer of TCW/Latin America Partners, LLC, a private equity capital firm. Previously, Mr. Baeza was President of Wasserstein Perella International Limited and chairman and chief executive officer of Grupo Wasserstein Perella, a Latin America focused joint venture between Baeza & Co. and Wasserstein Perella. Early in his career, Mr. Baeza was a partner of Debevoise & Plimpton where he specialized in mergers and acquisitions and the structuring of private equity funds and investments. Mr. Baeza is also a director of Ariel Mutual Fund Group, Brown Shoe Company, Inc., Israel Discount Bank of New York, and Urban America LLC; and a former lead director of Tommy Hilfiger. He is a current and former board member of numerous non-profit boards including Council on Foreign Relations, The Hispanic Federation, Catholic Charities, the NAACP Legal Defense and Educational Fund, the Philharmonic-Symphony Society of New York and Channel Thirteen/WNET. Mr. Baeza is a Phi Beta Kappa graduate of Cornell University and a graduate of Harvard Law School. He has been a Herman Phleger Visiting Professor of Law at Stanford and a Lecturer in Law at Harvard Law School.

Mr. Baeza brings to the Board experience as an entrepreneur and chief executive of a broad range of businesses, ranging from merchant banking to media access. In addition to this leadership experience, his background as a corporate and finance lawyer, business ventures, civic activities, and service on other boards provide him with extensive experience in reviewing and analyzing business opportunities, mergers and acquisitions, and government relations, as well as international and governance experience.

SUSAN K. CARTER, age 53. Executive Vice President and Chief Financial Officer of KBR, Inc. Director of the Company since 2011.

Susan K. Carter is the Executive Vice President and Chief Financial Officer of KBR, Inc., a global engineering, construction, and services company. She joined KBR in 2009. Prior to joining KBR, from 2004 through 2009, Ms. Carter served as Executive Vice President and Chief Financial Officer of Lennox International Inc., a global provider of climate control solutions for heating, air conditioning, and refrigeration markets; and as Vice President and Chief Accounting Officer of Cummins, Inc. from 2002 to 2004. She also held senior financial and accounting roles at Honeywell International, DeKalb Corporation, and Crane Co. She is a former director of Lyondell Chemical Company. Ms. Carter received a Bachelor’s degree in accounting from Indiana University and received a Master’s degree in business administration from Northern Illinois University. She is a Certified Public Accountant.

As the chief financial officer of a global publicly-held corporation, Ms. Carter has significant experience in financial reporting, information technology, accounting, finance and capital management, investor relations, and international operations. Her background provides the Board with broad expertise in international financial and operational issues.

JOHN E. McGLADE, age 57. Chairman, President, and Chief Executive Officer of the Company. Director of the Company since 2007.

John E. McGlade is Chairman, President, and Chief Executive Officer of the Company. He joined Air Products in 1976 and held various positions of increasing responsibility, including General Manager of the Chemicals and Process Industries Division; Vice President of the Chemicals and Process Industries Division; Vice President and General Manager, Chemicals and Process Industries and Energy Systems; Vice President and General Manager, Performance Materials Division; Vice President, Chemicals Group business divisions; and Group Vice President, Chemicals Group, in which he had global responsibility for the Group, as well as the Company’s industrial gas and chemicals manufacturing organization, and Environment, Health, Safety and Quality. He was appointed President and Chief Operating Officer in 2006 before assuming his current position. Mr. McGlade serves on the board of directors of the American Chemistry Council and is a trustee of Lehigh University. Mr. McGlade earned a Bachelor’s degree in industrial engineering and a Master’s degree in business administration from Lehigh University.

Mr. McGlade brings to the Board strong leadership, extensive management, international, and operating experience, and a deep understanding of the industrial gas and specialty chemicals business. During his 35 years at Air Products, he has developed extensive knowledge of the Company, its customers, investors, challenges and strengths, and strong relationships with the Company’s customers, suppliers, and investors. He provides the Board with candid insights into the Company’s industry, operations, management team, and strategic strengths and weaknesses.

Directors Continuing in Office Until the Annual Meeting in 2013

WILLIAM L. DAVIS, III, age 68. (Presiding Director) Former Chairman, President, and Chief Executive Officer of RR Donnelley & Sons Company. Director of the Company since 2005.

William L. Davis is the Retired Chairman, President, and Chief Executive Officer of R.R. Donnelley & Sons Company. Mr. Davis joined R.R. Donnelley & Sons Company in 1997 as Chairman and Chief Executive Officer. He retired as Chairman, President, and Chief Executive Officer in February 2004. Prior to joining R.R. Donnelley, during a twenty year career at Emerson Electric Company, he held a variety of positions, including President of Appleton Electric Company and Skil Corporation, and Senior Executive Vice President for the Emerson Tool Group, the Industrial Motors and Drives Group, and the Process Control Group. Early in his career, he served at various positions for Sears, Roebuck & Co. Mr. Davis serves on the Board of Directors of Marathon Oil Corporation and is a former director of Mallinckrodt, Inc. He also serves on the Board of Directors of Northshore University Health System, previously serving as Chairman of the Board. Mr. Davis graduated from Princeton University in 1965 with a Bachelor’s degree in politics.

As a former chairman and chief executive officer, Mr. Davis has leadership and managerial experience and has dealt with many of the major issues, such as financial, strategic, governance, acquisitions, capital allocation, government, and stockholder relations, that the Company faces as a public company. Through his service on the boards of directors of three other public companies and years at Emerson, Mr. Davis also has experience in key business sectors that use the Company’s products and services, specifically the chemicals and processing, energy and refining, and electronics industries. Finally, he has extensive experience in several areas that are key enablers for the Company’s success: marketing, talent management, supply chain, and continuous improvement.

W. DOUGLAS FORD, age 67. Former Chief Executive, Refining and Marketing, of BP Amoco plc. (“BP”). Director of the Company since 2003.

W. Douglas Ford served as Executive Vice President of BP plc and its predecessor, Amoco Corporation, from 1993-1999. In 1999 he was named Chief Executive, Refining and Marketing of BP, where he was chief executive officer of BP’s global downstream operations, which included accountability for the refining, marketing, and transportation network of the company, as well as the aviation fuels business, the marine business, and BP shipping. Mr. Ford retired from BP in March 2002. Prior to the merger of BP and Amoco, Mr. Ford held a number of senior positions during his 30-year career with Amoco, most recently as executive vice president of Amoco Corporation and President of Amoco Oil, with responsibility for Amoco’s petroleum products sector and worldwide engineering and construction operations. Mr. Ford is also a director of Suncor Corporation and USG Corporation, and a former member of the board of UAL Corporation and BP. He is a Trustee and fellow of the University of Notre Dame. Mr. Ford received his Bachelor’s degree in chemical engineering from the University of Notre Dame and his doctorate from Northwestern University.

From his leadership of a complex global organization, Mr. Ford brings refining, engineering, operations, marketing, and international experience to the Board. He has in-depth understanding of the energy business, and his long career in a process industry gives him extensive experience with safety and environmental issues. In addition, his leadership of a global organization and service on other boards bring broad talent management, corporate governance, and financial experience.

EVERT HENKES, age 67. Former Chief Executive Officer of Shell Chemicals Ltd. Director of the Company since 2006.

Evert Henkes served as Chief Executive Officer of the Global Chemical Business of Royal Dutch Shell plc from 1998 to April 2003. Mr. Henkes worked for Royal Dutch Shell plc for 30 years, during which time he held a number of executive positions in Europe and Asia Pacific, including Chairman of Bassel, Managing Director of Shell Chemicals UK Ltd., Managing Director of Shell UK, and President of Billiton Metals. He also served as a director of regional and global industrial bodies, including European Chemical Industry Council (CEFIC) and International Council of Chemical Associations, and was Chairman of the International Long Range Research Initiative, a joint effort between CEFIC and the Chemical Manufacturers Association (now the American Chemistry Council). He currently serves as a director for Sembcorp Industries Ltd., Tate & Lyle PLC, and Outokumpu Oyj. He also served as a director of BPB PLC and CNOOC Ltd. Mr. Henkes holds a Bachelor’s degree in agricultural economics from Cornell University, USA.

Mr. Henkes brings a wealth of international business experience to our Board, including in particular experience in the emerging Asian markets which are a key growth focus of the Company. In addition, Mr. Henkes is an industry veteran with deep understanding of the chemicals and process industry, including safety and environmental issues. From his leadership of a complex global business at Shell and his service on other boards, he also brings broad experience in marketing, government relations, mergers and acquisitions, and talent management.

MARGARET G. McGLYNN, age 52. President and Chief Executive Officer, International AIDS Vaccine Initiative. Director of the Company since 2005.

Margaret G. McGlynn is President and Chief Executive Officer of International AIDS Vaccine Initiative, a global not-for-profit, public-private partnership working to accelerate the development of vaccines to prevent HIV infection and AIDS. She joined its board in 2010 and assumed her current role in 2011. Ms. McGlynn previously served as President, Global Vaccine and Infectious Disease Division of Merck, a global pharmaceutical company, from 2007 until her retirement in 2009, where she was responsible for a portfolio of more than $7 billion in global sales. She led the introduction of several new vaccine products and anti-infective therapies, expanded Merck’s vaccine and infectious disease business globally, and launched several initiatives to provide access to its vaccines and HIV therapies in the developing world. Earlier she served as President, U.S. Human Health, from 2003 to 2005, and in 2005 she was named President, Merck Vaccine Division. Ms. McGlynn was a member of the Global Alliance for Vaccines and Immunization Board and Executive Committee from 2006 to 2008, which provides access to essential vaccines in the world’s poorest countries. She currently serves as a commissioner for the Center for Strategic and International Studies Commission on Global Health, which advised the Obama Administration on its global health strategy. She is also a director of Amicus Therapeutics, Inc., Vertex Pharmaceuticals, Inc., and a former director of Quidel Diagnostics. Her current non-profit service includes serving on the board of the Industrial Advisory Council for the State University of New York at Buffalo School of Pharmacy and Pharmaceutical Sciences, and the school board for Abington Friends School. Ms. McGlynn is also a co-founder of the Hillerman Institute for Developing World Vaccine Research. She earned a Bachelor’s degree in pharmacy and a Master’s of business administration in marketing from State University of New York at Buffalo.

From her management of a global pharmaceutical business and her current role as chief executive officer of a global organization, Ms. McGlynn brings extensive experience in government relations and public policy, international marketing, mergers and acquisitions and talent management. She has expertise in productivity, and a deep understanding of the healthcare business, an important customer base for the Company. Her current position, as well as her service on other boards, also provide financial and broad leadership experience.

Directors Continuing in Office Until the Annual Meeting in 2014

CHADWICK C. (CHAD) DEATON, age 59. Chairman and Chief Executive Officer of Baker Hughes Incorporated. Director of the Company since 2010.

Chadwick C. Deaton is Chairman of the Board and Chief Executive Officer of Baker Hughes Incorporated, an oilfield services and products provider with operations in over 90 countries. He joined Baker Hughes in 2004. Previously, Mr. Deaton was President and Chief Executive Officer of Hanover Compressor Company (now Exterran Holdings, Inc.); and Senior Advisor and Executive Vice President of Schlumberger Oilfield Services. Mr. Deaton is a director of Ariel Corporation, a private manufacturer of gas compressor equipment. He was a director of CARBO Ceramics, Inc., a provider of products and engineering services to the oil and natural gas industry, from 2005 to 2009, when Baker Hughes merged with a major customer of CARBO. He is also a former director of Hanover Compression Company. He is a director of Junior Achievement of Southeast Texas, Houston Achievement Place, Greater Houston Partnership and a member of the National Petroleum Council, the Society of Petroleum Engineers’ Industrial Advisory Council, and the University of Wyoming Petroleum and Chemical Engineering Advisory Board. Mr. Deaton earned a Bachelor’s degree in geology from the University of Wyoming.

As the chairman and chief executive officer of a global publicly held corporation, Mr. Deaton brings to the Board international business experience and executive leadership experience in operations, technology, talent management, and governance. In addition, his 30-year career in chemicals and energy businesses provides him with expertise in key customer segments for the Company.

MICHAEL J. DONAHUE, age 53. Former Group Executive Vice President and Chief Operating Officer of BearingPoint, Inc. Director of the Company since 2001.

Michael J. Donahue currently serves as a consultant to the technology industry. From January 2000 to March 2005, Mr. Donahue was the Group Executive Vice President and Chief Operating Officer of BearingPoint, Inc., a consulting and systems integration firm. Prior to January 2000, Mr. Donahue served as managing partner, solutions, for the consulting division of KPMG LLP, the global accounting firm, as a member of the boards of directors of KPMG LLP U.S. and KPMG Consulting KK Japan, and as Chairman of the Supervisory Board of KPMG Consulting AG based in Germany. He is also a director of three privately-held companies: The Orchard Enterprises, Inc., an independent distributor of digital music and video; Liquidhub, Inc., a technology consulting and outsourcing firm; and Quintiq, Inc., a supply chain software company. He is a former director of Arbinet-thexchange, Inc., a telecommunications solutions provider, and GSI Commerce, Inc., a provider of e-commerce and interactive marketing services. He served as a member of the Board of Advisors of the College of Commerce and Finance of Villanova University. Mr. Donahue received a Bachelor’s degree in economics and history from the University of Pennsylvania and is a graduate of the International Management Program at the Wharton School.

Mr. Donahue has extensive international management and marketing experience and a deep understanding of information technology capabilities, data protection, and security. In addition, his service on other public boards has provided him significant corporate governance, mergers and acquisitions, supply chain, and financial experience.

URSULA O. FAIRBAIRN, age 68. President and Chief Executive Officer, Fairbairn Group, LLC. Director of the Company since 1998.

Ursula O. Fairbairn is President and Chief Executive Officer of Fairbairn Group LLC (a human resources and executive management consulting company). She served as Executive Vice President, Human Resources & Quality, American Express Co. (a diversified global travel and financial services company) from December 1996 until her retirement in March 2005. Prior to that, she was Senior Vice President of Human Resources at Union Pacific and had 18 years of sales and marketing experience at International Business Machines Corp., where she managed a 10,000 person sales force, in addition to 6 years in human resources. She is also a director of Sunoco Inc. and VF Corporation, and a former director of Centex Corporation, Circuit City Stores, Inc., General Signal Corporation, Menasha Corporation, and Armstrong World Industries, Inc. She was a White House Fellow from 1973-1974, working directly for the Secretary of Treasury. Ms. Fairbairn holds a Bachelor’s degree in mathematics from Upsala College and received a Master’s degree from Harvard’s Graduate School of Education.

Ms. Fairbairn has over 40 years of leadership experience at complex global companies. She is an expert in management development and compensation and possesses strategic planning, managerial, government, and marketing experience. Her service on other Boards has given her a wealth of governance experience and background in environmental, safety and other public policy issues. She also has experience in the energy, electronics, technology, and transportation industries.

LAWRENCE S. SMITH, age 64. Former Chief Financial Officer of Comcast Corporation. Director of the Company since 2004.

Lawrence S. Smith is the retired Executive Vice President and Co-Chief Financial Officer at Comcast Corporation, a provider of broadband cable networks, where he was responsible for all corporate development, internal reporting, external reporting, taxation, and other administrative matters at the firm. Before joining Comcast in 1988, Mr. Smith served as Chief Financial Officer at Advanta Corporation, a financial services corporation, and as a tax partner and head of the mergers and acquisitions practice at Arthur Andersen LLP. He has been recognized numerous times as a leading chief financial officer including being named among America’s Best Chief Financial Officers by Institutional Investor magazine in 2007, 2006, and 2004. Mr. Smith is also a director of TE Connectivity, Ltd. He is a former director of GSI Commerce, Inc. His community activities have included board positions with the YMCA of Greater Philadelphia and Vicinity, Meadowood Corporation, Thomas Jefferson University, and Ithaca College. He received his Bachelor’s degree in finance from Ithaca College.

Mr. Smith brings many years of public company experience from his years as chief financial officer of a large public company and from service on the boards of public companies. His significant experience with complex financial and operational issues combined with his knowledge of public reporting requirements and processes brings accounting, financial management and operational insight to the Board. He also has extensive mergers and acquisitions and corporate finance experience.

Compensation of Directors

For fiscal year 2011, Board members who were not employed by the Company received an annual cash retainer for Board service of $60,000. Committee chairs and the presiding director received an additional retainer of $15,000. Meeting fees of $2,000 per meeting were paid for participating in Board and committee meetings. Nonemployee directors who meet with employees of the Company or a third party at the request of the Company or to satisfy a requirement of law or listing standard receive the meeting fee for such service. Retainers and meeting fees are paid quarterly in arrears. In addition to retainers and meeting fees, nonemployee directors received an annual grant of deferred stock units with a value of approximately $100,000 (rounded up to nearest whole share) on the date of the annual shareholders’ meeting. In addition, new directors received a grant of deferred stock units with a value of approximately $100,000 (rounded up to the nearest whole share) upon joining the Board.

Directors may voluntarily defer all or a part of their cash retainers and their meeting fees. At the election of each director, voluntarily deferred fees may be credited to deferred stock units or to an account which is credited with interest based on long-term corporate bond yields. All directors with deferred fees have chosen deferred stock units. Deferred stock units entitle the director to receive one share of Company stock upon payout, which generally occurs after the director’s service on the Board is over. Deferred stock units are credited with “dividend equivalents” equal to the dividends that would have been paid on one share of stock for each unit owned by the director on dividend record dates. Deferred retainers and meeting fees (plus dividend equivalents earned on the director’s existing deferred stock units account during a quarter) are converted to deferred stock units based on the fair market value of a share of Company stock on the third to last business day of the quarter.

Directors are reimbursed for expenses incurred in performing their duties as directors. The Company covers directors under its overall directors and officers liability insurance policies. Directors are also covered by the business travel accident policy maintained by the Company and are eligible to participate in the Company’s charitable matching gift program. Under this program, the Company matches donations of up to $5,000 per year made by employees and directors to qualifying educational organizations; matches, at twice the amount, donations of up to $1,000 per year made to qualifying arts and cultural organizations; and matches donations of up to $1,000 per year to qualifying environmental and conservation organizations.

To emphasize the importance of long-term alignment with shareholders, the Board has adopted stock ownership requirements for directors. Directors are expected to own shares or share equivalents with a value (based on the NYSE closing price) equal to five times the annual cash retainer by the end of the fifth fiscal year after joining the Board. Directors are expected to increase their holdings to reflect an adjustment in the annual cash retainer within a reasonable period of time following the adjustment. Once a director has met the requirement, if there is a subsequent decline in the Company’s share price that causes the director’s ownership level to fall below this guideline, the director is not expected to purchase additional shares to meet the guideline, but is expected to refrain from selling or transferring shares until the guideline is again satisfied. All directors are in compliance with the stock ownership guidelines for directors.

2011 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards ($)(3)	All Other Compensation(4)	Total

M. L. Baeza	$113,000	$100,068	$0	$0	$213,068
S. K. Carter	$23,000	$100,060	$0	$0	$123,060
W. L. Davis, III	$138,000	$100,068	$0	$0	$238,068
C. C. Deaton	$100,000	$100,068	$0	$0	$200,068
M. J. Donahue	$106,000	$100,068	$0	$5,000	$211,068
U. O. Fairbairn	$98,000	$100,068	$0	$2,000	$200,068
W. D. Ford	$119,000	$100,068	$0	$0	$219,068
E. E. Hagenlocker	$117,000	$100,068	$0	$0	$217,068
E. Henkes	$106,000	$100,068	$0	$0	$206,068
M. G. McGlynn	$104,000	$100,068	$0	$5,000	$209,068
L. S. Smith	$125,000	$100,068	$0	$5,000	$230,068

(1)

Certain directors voluntarily elected to defer some or all of their cash retainers and meeting fees. Any voluntary deferrals are included in this column. This column includes annual retainers, meeting fees, and committee chair and presiding director retainers.

(2)

This column shows the grant date fair value of the annual deferred stock unit grant for 2011 and Ms. Carter’s initial stock grant, each calculated in accordance with FASB ASC Topic 718. Deferred stock units earned by directors are fully expensed on the Company’s financial statements at the market value of a share of stock on the date of grant. All deferred stock units credited to directors are fully vested.

(3)

The Company granted stock options to directors under the Company’s Stock Option Program for Directors from 1993-2005. This program was discontinued in 2006. As of September 30, 2011, the following directors had the indicated outstanding options:

M. L. Baeza	4,000
M. J. Donahue	4,000
U. O. Fairbairn	8,000
W. D. Ford	4,000
E. E. Hagenlocker	8,000
L. S. Smith	2,000

(4)	Amounts in this column reflect matching contributions under the Company’s charitable matching gift program.

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and facilities, and their participation in Board and Board committee meetings.

The Board has adopted Corporate Governance Guidelines for the Company in order to assure that it has the necessary practices in place to govern the Company in accordance with the interests of the shareholders. The Guidelines set forth the governance practices the Board follows, including with respect to director independence and qualifications, director responsibilities, access to management and independent advisors, director compensation, director orientation and education, chief executive officer performance assessment, management succession, and assessment of Board and committee performance. The Guidelines are available on the Company’s website at: http://www.airproducts.com/en/company/governance/board-of-directors/governance-guidelines.aspx and are available in print upon request. (Information contained on our website is not part of this proxy statement.) The Board regularly reviews corporate governance developments and modifies these Guidelines as warranted.

Director Independence

The Board has affirmatively determined that all of the Company’s directors, except Mr. McGlade, qualify as independent under the NYSE corporate governance listing standards. In determining independence, the Board determines whether directors have a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of directors. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director, family members of directors, or organizations with which the director is affiliated. The Board further considers the frequency and dollar amounts associated with any of these transactions and whether the transactions were in the ordinary course of business and were consummated on terms and conditions similar to those with unrelated parties.

In its determination, the Board considers the specific tests for independence included in the NYSE listing standards. In addition, the Board has adopted guidelines to assist in determining each director’s independence which meet or exceed the NYSE independence requirements. The guidelines provide that the following categories of relationships are immaterial for purposes of making an independence determination:

•

Any business transactions or relationships involving sales or purchases of goods or services between the Company and a director’s employer or an employer of a director’s family member which occurred more than three years prior to the independence determination or involve less than 1% of such employer’s annual consolidated gross revenues; provided the transaction takes place on the same terms and conditions offered to third parties or on terms and conditions established by competitive bid, and the director’s or family member’s compensation is not affected by the transaction;

•

Charitable contributions by the Company to an organization in which the director or his or her immediate family member serves as an executive officer, director, or trustee that occurred more than three years prior to the independence determination, were made pursuant to the Company’s matching contributions program, or were less than the greater of $1 million or 2% of the organization’s gross revenues;

•	Membership of a director in the same professional association, social, fraternal, or religious organization or club as an Executive Officer of the Company;

•	A director’s past matriculation at the same educational institution as an Executive Officer of the Company;

•	A director’s service on the Board of another public company on which an Executive Officer of the Company also serves as a Board member, except for prohibited compensation committee interlocks; and

•	A director’s service as a director, trustee, or executive officer of a charitable or educational organization where an Executive Officer of the Company also serves as a director or trustee.

Notwithstanding the above, the Company’s Corporate Governance Guidelines provide that no director may serve on the Audit Committee or Management Development and Compensation Committee of the Board if he or she has received, within the past or preceding fiscal year, any compensatory fee from the Company other than for Board or committee service; and no director may serve on the Management Development and Compensation Committee of the Board unless the director qualifies as an “outside director” under U.S. tax laws pertaining to deductibility of executive compensation.

On an annual basis, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent under NYSE rules and our Corporate Governance Guidelines. In addition, each director or potential director has an affirmative duty to disclose to the Corporate Governance and Nominating Committee relationships between and among that director (or an immediate family member), the Company, and/or the management of the Company.

The Corporate Governance and Nominating Committee reviews all relationships and transactions for compliance with the standards described above and makes a recommendation to the Board, which makes the independence determination. For those directors identified as independent, the Company and the Board are aware of no relationships or transactions with the Company or management other than of a type deemed immaterial in accordance with the guidelines described above. Charitable contributions by the Company to an organization in which Mr. Baeza’s spouse is an executive officer, and routine purchases and sales of products involving Ms. Carter’s and Mr. Deaton’s employers (amounting to less than 1% of the Company’s and each such employer’s consolidated revenues), were deemed immaterial.

Executive Sessions

The independent directors regularly meet without the chief executive officer (“CEO”) or other members of management present in executive sessions that are scheduled at each Board meeting. In addition, the CEO performance review is conducted in executive session, and the Audit, Management Development and Compensation, and Corporate Governance and Nominating Committees periodically meet in Executive Session. Board executive sessions are led by the presiding director, currently Mr. Davis¸ except the CEO performance review is led by the Chairman of the Management Development and Compensation Committee.

Board Meetings and Attendance

During our fiscal year ending September 30, 2011 (“fiscal year 2011”), there were thirteen meetings of our Board. Board and committee attendance averaged 97% for the Board as a whole, and no director attended less than 75% of the combined total of meetings of the Board and the committees on which he or she was serving. In accordance with the Company’s Corporate Governance Guidelines, all directors are expected to attend the Company’s annual meeting of shareholders unless they have an emergency or unavoidable schedule conflict. All but one of our directors attended the last annual meeting.

Shareholder Communications

Shareholders and other interested parties may communicate with the independent directors by sending a written communication in care of the Corporate Secretary’s Office at the address on page 5. The Board has adopted a written procedure for collecting, organizing, and forwarding direct communications from shareholders and other interested parties to the independent directors. A copy of the procedure is available upon request from the Corporate Secretary’s Office.

Code of Conduct

The Board has adopted its own Code of Conduct that is intended to affirm its commitment to the highest ethical standards, integrity, and accountability among directors and focuses on areas of potential ethical risk and conflicts of interest especially relevant to directors. The Company also has a Code of Conduct for officers and employees. This Code of Conduct addresses such topics as conflicts of interest, confidentiality, protection and proper use of Company assets, and compliance with laws and regulations. Both Codes of Conduct can be found on the website at http://www.airproducts.com/en/company/governance/board-of-directors/director-code-of-conduct.aspx and http://www.airproducts.com/company/governance/commitment-ethical-business/employee-code-of-conduct.aspx and are available in print to any shareholder who requests them.

Transactions with Related Persons

The Company did not engage in any reportable related person transactions in fiscal year 2011.

The Board recognizes that transactions with related persons can present actual or potential conflicts of interest and wants to ensure that Company transactions are based solely on the best interests of the Company and its shareholders. Accordingly, the Board has delegated responsibility to the Audit Committee to review transactions between the Company and related persons. The Audit Committee has adopted a written policy providing procedures for review of related person transactions.

A related person transaction is a transaction between the Company and a director, Executive Officer, or 5% shareholder; an immediate family member of a director, Executive Officer, or 5% shareholder; or a company or other entity in which any of these persons have a material interest. Pursuant to the Audit Committee policy, related person transactions must be preapproved by the Committee or, in the event of an inadvertent failure to bring the transaction to the Committee for preapproval, ratified by the Committee. In deciding whether to approve or ratify a related person transaction, the Committee considers the benefits of the transaction to the Company, the impact on a director’s independence if a director or a director’s family member or affiliate is involved, the availability of comparable sources for products and services, the terms of the transaction, and terms available to third parties for similar transactions. The Audit Committee chairman is authorized to approve related person transactions when it is impractical or undesirable to wait until the next Committee meeting for approval. Such approved transactions must be reported to the Committee at the next meeting.

Diversity Policy

While the Board has not adopted a formal policy on diversity, the Company’s Governance Guidelines provide that, as a whole, the Board should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented. The Board seeks to include an array of skills and experience in its overall composition rather than requiring every director to possess the same skills, perspective, and interests. This guideline is implemented by seeking to identify candidates that bring diverse skills sets, backgrounds, and experiences, including ethnic and gender diversity, to the Board when director candidates are needed.

Board Leadership Structure

As provided in our Governance Guidelines, the Board does not have a policy on whether the roles of Chairman of the Board and CEO should be separate or whether the Chairman of the Board should be independent. The Board determines which structure is in the best interests of the Company at any given time.

At present Mr. McGlade serves as both CEO and Chairman and the Board also has an independent Presiding Director. Mr. McGlade became CEO in 2007. The Board determined that Mr. McGlade should also serve as Chairman in 2008 after an in-depth review of alternative leadership structures. The Board decided to combine the roles because it has a high level of confidence in Mr. McGlade’s leadership and willingness to work closely and transparently with the independent directors, and believes the Company is best served at this time by unified leadership of operations and oversight of the Company, which ensures that the Board and management act with common purpose. The Board also believes that maintaining equality among the independent directors fosters collegiality and openness among directors which leads to probing discussions, robust debate, and open exchange of ideas. Finally, the Board is satisfied that the independent directors have ample opportunities to execute their responsibilities independently through numerous executive sessions held throughout the year at both the Board and Committee level, substantial interactions with members of the management team other than the CEO, and the leadership of the Presiding Director and the Committee chairs.

The Company’s Corporate Governance Guidelines provide that the Presiding Director’s responsibilities include:

•	Presiding at executive sessions of the Board and any other time the Chairman is not present and communicating feedback to the CEO.

•	Determining agenda for executive sessions of non-management directors.

•	Principal authority to convene a meeting of independent directors.

The Presiding Director is elected by majority vote of the Board upon the nomination of the Corporate Governance and Nominating Committee. Mr. Davis is currently the Presiding Director. Mr. Henkes has been elected to serve as the next presiding director for a three-year term commencing after the Annual Meeting.

Role in Risk Oversight

The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its Committees providing oversight in connection with those efforts. Management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. Responsibility for risk oversight rests with the full Board. The Board formally reviews the Company’s risk management processes and policies periodically, including an inventory of key risks and associated monitoring, control, and mitigation activities; but the Board primarily exercises its risk oversight responsibility through meetings, discussions, and review of management reports and proposals. Consideration of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. Committees help the Board carry out this responsibility by focusing on specific key areas of risk inherent in our business:

•

The Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems. The Audit Committee also annually reviews an inventory of key risks and associated monitoring, control and mitigation activities.

•

The Corporate Governance and Nominating Committee oversees risks associated with corporate governance, including Board structure, director succession planning, and allocation of authority between management and the Board.

•	The Environmental, Safety and Public Policy Committee oversees operational risks such as those relating to employee and community safety, health, environmental, and security matters.

•	The Finance Committee oversees risks associated with financial instruments, financial transactions, financial policies and strategies, pension funding, and capital structure.

•

The Management Development and Compensation Committee helps ensure that the Company’s executive compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to the business and do not encourage or reward excessive risk-taking by our executives.

The Board receives regular reports from the Committees about their activities and deliberations.

COMMITTEES OF THE BOARD

The Board has five standing committees which operate under written charters approved by the full Board: Audit; Corporate Governance and Nominating; Environmental, Safety and Public Policy; Finance; and Management Development and Compensation. In accordance with NYSE listing standards, none of the directors who serve on the Audit, Corporate Governance and Nominating, or Management Development and Compensation Committees have ever been employed by the Company, and the Board has determined in its business judgment that all of them are “independent” from the Company and its management in accordance with the guidelines described above in “Director Independence”. The charters of all the committees can be viewed on the Company website at http://www.airproducts.com/en/company/governance/board-of-directors/committee-composition/commitee-descriptions-and-charters.aspx and are available in print to any shareholder upon request. The Company’s bylaws also provide for an Executive Committee. The chart below identifies directors who were members of each committee at the end of fiscal year 2011, the number of meetings held by each committee during fiscal year 2011, and the committee chairs at the end of fiscal year 2011:

Name	Audit	Corporate Governance and Nominating	Environmental, Safety and Public Policy	Executive	Finance	Management Development & Compensation

M. L. Baeza			C	X		X
W. L. Davis		C		X		X
C. C. Deaton	X	X
M. J. Donahue	X		X
U. O. Fairbairn		X		X	X
W. D. Ford				X	C	X
E. E. Hagenlocker		X				C
E. Henkes	X		X
J. E. McGlade				C
M. G. McGlynn	X		X
L. S. Smith	C				X
2011 Meetings	7	3	2	0	3	5

            C = Chairman

Audit Committee

The Board has determined that all of the Audit Committee members are “financially literate” and that Mr. Smith qualifies as an “audit committee financial expert” as defined by SEC regulations and NYSE listing standards. The Committee operates under a written charter. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accountant. The Committee reviews the appropriateness, quality, and acceptability of the Company’s accounting policies, the integrity of financial statements reported to the public, significant internal audit and control matters and activities, the Company’s policies and processes for risk assessment and management, and compliance with legal and regulatory requirements. The Committee discusses with the Company’s internal auditor and independent registered public accountant the overall scope and plans for their respective audits. The Committee regularly meets with the internal auditor and the independent registered public accountant, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also reviews compliance with the Company’s Code of Conduct for employees and officers and is responsible for establishing and administering the Company’s procedures for confidential reporting of questionable accounting practices and handling complaints regarding accounting, internal controls, and other audit matters. Each year the Committee approves an annual agenda plan which specifies matters to be considered and acted upon by the Committee over the course of the year in fulfilling its responsibilities. In fiscal year 2011, the Committee met seven times.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management bears primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 with the Company’s management and the independent registered public accountant. The Audit Committee has also discussed with the independent registered public accountant the matters required to be discussed by the Statement on Auditing Standards on Communication with Audit Committees as currently in effect. In addition, the Committee has discussed with the independent registered public accountant its independence from the Company and its management, including matters in the written disclosures and letter received by the Committee from the independent registered public accountant, as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee on its independence.

Based on the reviews and discussions referred to above, the Committee approved the audited consolidated financial statements and recommended to the Board that they be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

Audit Committee

Lawrence S. Smith, Chairman

Chad C. Deaton

Michael J. Donahue

Evert Henkes

Margaret G. McGlynn

Independent Registered Public Accountant

Appointment and Attendance at Annual Meeting.    KPMG was the Company’s independent registered public accountant for fiscal year 2011. Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and make a statement if they desire.

Fees of Independent Registered Public Accountant.    Consistent with the Audit Committee’s responsibility for engaging the Company’s independent registered public accountant, all audit and permitted nonaudit services performed by KPMG require preapproval by the Audit Committee. The full Committee approves projected services and fee estimates for these services and establishes budgets for major categories of services at its first meeting of the fiscal year. The Committee chairman has been designated by the Committee to approve any services arising during the year that were not preapproved by the Committee and services that were preapproved if the associated fees will cause the budget established for the type of service at issue to be exceeded by more than ten percent. Services approved by the chairman are communicated to the full Committee at its next regular quarterly in person meeting, and the Committee reviews actual and forecasted services and fees for the fiscal year at each such meeting. During fiscal year 2011, all services performed by the independent registered public accountant were preapproved.

During fiscal years 2010 and 2011, KPMG billed the Company fees for services in the following categories and amounts (in millions):

	2010	2011

Audit Fees	$5.7	$6.1
Audit-related Fees	$0.5	$0.6
Tax Fees	$0.1	$0.1
All Other Fees	$0.0	$0.0
Total Fees	$6.3	$6.8

Audit fees are fees for those professional services rendered in connection with the audit of the Company’s consolidated financial statements and the review of the Company’s quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), and in connection with statutory audits in foreign jurisdictions. Audit-related services consisted primarily of services rendered in connection with employee benefit plan audits, SEC registration statements, due diligence assistance, and consultation on financial accounting and reporting standards. Tax fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals, advice on mergers and acquisitions, and technical assistance.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee operates under a written charter. The Committee monitors and makes recommendations to the Board about corporate governance matters including the Company’s Corporate Governance Guidelines, codes of conduct, Board structure and operation, Board policies on director compensation and tenure, the meeting schedules of the Board and the committees, the charters and composition of the committees, and the annual Board and committee performance assessment processes. The Committee also has primary responsibility for identifying, recommending, and recruiting nominees for election to the Board and recommending candidates for election as Presiding Director. The Committee met three times in fiscal year 2011.

Selection of Directors.    The Board has established the following minimum qualifications for all directors: business experience, judgment, independence, integrity, ability to commit sufficient time and attention to the activities of the Board, absence of any potential conflicts with the Company’s interests, and an ability to represent the interests of all shareholders. The qualities and skills necessary for a specific director nominee are governed by the needs of the Company at the time the Committee determines to add a director to the Board. The specific requirements of the Company are determined by the Committee and are based on, among other things, the Company’s current business, market, geographic, and regulatory environments; the mix of perspectives, experience, and competencies currently represented by the other Board members; and the CEO’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a nonmanagement director arises, the Committee consults the other directors, the CEO, and a third-party recruiting firm to identify potential candidates. Once a candidate is identified, the candidate screening process generally is conducted initially by a third-party recruiting firm and will include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and other factors the Committee deems appropriate at the time. Prior to formal consideration and recommendation by the Committee, any candidate who passes such screening would be interviewed by one or more members of the Committee and the CEO. Candidates recommended by shareholders, whose names are submitted in accordance with the Committee’s procedures described below, will be screened and evaluated in the same manner as other candidates. Ms. Carter was newly elected to the Board in fiscal year 2011. She was recommended to the Company by its third party recruiting firm. All other candidates standing for election at the Annual Meeting were previously elected to the Board at an annual meeting of shareholders.

The Committee has adopted a policy regarding its consideration of director candidates recommended by shareholders and a procedure for submission of such candidates. The policy provides that candidates recommended by shareholders will be considered by the Committee; submissions of candidates must be made in writing; and, to be considered for nomination at an annual meeting of shareholders, submissions must be received not later than 120 days prior to the anniversary date of the proxy statement for the prior annual meeting. The submission must also provide certain information concerning the candidate and the recommending shareholder(s), a statement explaining why the candidate has the qualifications required, and consent of the candidate to be interviewed by the Committee and to serve if elected. A copy of the policy and procedure is available upon request from the Corporate Secretary’s Office.

Executive Committee

The Executive Committee, which did not meet in fiscal year 2011, has the authority of the Board to act on most matters during intervals between Board meetings. It is usually convened only to approve capital expenditures associated with a project in excess of the CEO’s authority where a customer requires a commitment prior to the next Board meeting.

Environmental, Safety and Public Policy Committee

The Environmental, Safety and Public Policy Committee monitors and reports to the Board on issues and developments in areas such as environmental compliance, climate change and sustainability, safety, corporate security and crisis management, diversity, community relations, and corporate and foundation philanthropic programs and charitable contributions.

Finance Committee

The Finance Committee reviews the Company’s financial policies; keeps informed of its financial operations and condition, including requirements for funds and access to liquidity; advises the Board about sources and uses of Company funds; reviews the Company’s financial arrangements and methods of external financing; and oversees the funding and management of assets of the Company’s employee pension and savings plans worldwide.

Management Development and Compensation Committee

Pursuant to its charter, the Management Development and Compensation Committee (the “Committee”) has responsibility for:

•	Approving Company objectives relevant to the compensation of the CEO;

•

Establishing the process for and leading the Board in evaluation of the performance of the Company’s CEO, and providing oversight of the CEO’s evaluation of the performance of other Executive Officers;

•	Overseeing CEO succession planning and the development and evaluation of potential candidates for other executive positions;

•	Establishing and approving the Company’s executive compensation policies, determining CEO compensation, and approving other Executive Officer compensation; and

•

Overseeing the Company’s overall management compensation program, the design and administration of management incentive compensation plans, including equity programs, and the administration and design of the Company’s retirement and welfare benefit plans.

The Committee’s charter permits it to delegate all or a portion of the authority granted to it by the Board to one or more Committee members, senior executives, or subcommittees to the extent consistent with applicable laws, regulations, and listing standards. The Company’s Delegation of Authority Policy reserves for the Board and the Committee all compensation and staffing decisions with respect to Executive Officers except as specifically delegated by them.

Roles of the Committee, Management, and Compensation Consultant in the Compensation Process.    The Committee is responsible to the Board and to shareholders for establishment and oversight of the Company’s compensation program for Executive Officers, including those named in the Summary Compensation Table on page 51 (“Named Executive Officers”) and for approving the compensation level of the Executive Officers. For fiscal year 2011, the Company’s Executive Officers were the Named Executive Officers:

•	John E. McGlade, Chairman, President, and CEO;

•	Paul E. Huck, Senior Vice President and Chief Financial Officer (“CFO”);

•	Stephen J. Jones, Senior Vice President and General Manager — Tonnage Gases, Equipment and Energy, and China President;

•	Robert D. Dixon, Senior Vice President[1]; and

•	John D. Stanley, Senior Vice President and General Counsel;

and the following additional senior operational and corporate officers:

•	M. Scott Crocco, Vice President and Corporate Controller;

•	John W. Marsland, Senior Vice President and General Manager — Merchant Gases[2];

•	Lynn C. Minella, Senior Vice President — Human Resources and Communications; and

•	Corning F. Painter, Senior Vice President — Corporate Strategy, Technology, and Supply Chain[3].

[1]	Mr. Dixon was Senior Vice President and General Manager – Merchant Gases until November 1, 2011. Mr. Dixon will be retiring from the Company in early 2012.

[2]	Mr. Marsland assumed this role on November 1, 2011. Prior to that, he was Senior Vice President – Electronics, Performance Materials, and Supply Chain.

[3]	Mr. Painter assumed this role on November 1, 2011. He assumed the role of Senior Vice President – Corporate Strategy and Technology in July 2011. Prior to that he was Vice President and General Manager – Electronics.

The Committee establishes overall compensation strategies and policies for the Executive Officers, allocates compensation for Executive Officers among the various components of compensation, evaluates and approves performance measures and goals relevant to the incentive compensation of the Executive Officers, evaluates the performance of the CEO with input from the full Board, determines direct compensation levels for the CEO, and evaluates and approves direct compensation levels for other Executive Officers. Each year, the Committee also reviews and evaluates the appropriateness of the Company’s current executive compensation program based on several factors, including competitiveness of the program and alignment of compensation delivered under the program relative to the Company’s performance; reviews whether the program design encourages excessive risk taking; approves peer groups for market reference; evaluates and approves changes to compensation and benefit plans when needed; reviews succession planning for the Executive Officers and other key senior management employees; approves performance objectives for the CEO; approves incentive compensation payouts for the current year; and addresses other specific issues regarding management development and compensation as needed. Periodically, the Committee also undertakes an extensive review of the competitiveness and appropriateness of certain pay practices, such as Executive Officer severance arrangements and retirement benefits.

The Committee retains an external compensation consultant to provide independent advice, information, and analysis on executive compensation. The Committee has established several practices to ensure the external consultant’s independence, candor, and objectivity. The consultant is engaged by, has its compensation set by, and reports directly to the Committee; frequently meets separately with the Committee with no members of management present; and consults with the Committee Chairman in between meetings. Management reports to the Committee at each meeting fees paid for services performed by the consultants, and the Committee approves in advance the services to be performed. The Committee currently retains Farient Advisors LLC (“Farient”) as its external consultant. Farient also advises the Corporate Governance and Nominating Committee on director compensation, but performs no other services for the Company or management.

During fiscal year 2011, Farient provided advice and analysis to the Committee on direct compensation for individual Executive Officers, peer group composition, incentive plan performance measure conventions and design, and external trends and regulatory developments. Farient also provided an analysis of the alignment of pay delivered under the Company’s Executive Officer compensation program with its performance relative to peer group pay and performance, an assessment of the fit of the Company’s Executive Officer compensation program design with its business strategy, a comparison of the program design to peer programs, and an assessment of the potential relationship between the Company’s compensation program and risk taking by management.

While the Committee determines overall compensation strategy and policies for the Executive Officers and approves their compensation, it seeks input from several Executive Officers and other management employees with respect to both overall guidelines and discrete compensation decisions. Specifically:

•

the Senior Vice President — Human Resources and Communications works with the Committee to develop the design of compensation programs and decision-making frameworks for determining compensation levels;

•

the CEO provides the Committee perspective on the performance of other Executive Officers; provides input to the Committee on the forms of incentive compensation and performance measures that will best support his strategic goals for the Company; and

develops and recommends compensation actions for the other Executive Officers, in consultation with the Senior Vice President — Human Resources and Communications, and based on competitive market analysis received from external compensation consultants;

•	the CFO provides background and recommendations to the Committee regarding the Company’s key financial objectives and performance against them; and

•	the Company’s Law and Human Resources staff provides technical advice and other support to the Committee.

These Executive Officers and employees attend portions of the Committee meetings; however, the Committee’s usual practice is to meet in executive session both alone and with its external compensation consultant to reach final decisions about CEO and other Named Executive Officer compensation.

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Management Development and Compensation Committee

The Committee has reviewed and discussed with management and its external compensation consultant the following Compensation Discussion and Analysis section of the Company’s 2011 Proxy Statement. Based on its review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2011.

Management Development and Compensation Committee

Edward E. Hagenlocker, Chairman

Mario L. Baeza

William L. Davis, III

W. Douglas Ford

Compensation Discussion and Analysis

Approximately 80% of our Named Executive Officers’ direct compensation in 2011 was variable based on Company and stock performance. So we begin this Compensation Discussion and Analysis with an overview of Company and stock performance for 2011 and the factors influencing it, and a discussion of how the Committee views the link between pay and performance in the Company’s Executive Officer compensation program. Following this discussion, you will find a section on frequently asked questions on our pay and performance alignment that responds to questions raised by investors, proxy advisory firms, and others regarding our Executive Officer compensation program. The remainder of the Compensation Discussion and Analysis outlines 2011 compensation actions and explains the design of the program and the components of compensation.

2011 Performance

Although fiscal year 2011 marked another year of uncertainty and mixed recovery in the global economy, we were able to deliver solid financial results, achieving double-digit growth in revenue, operating income, operating cash flow, and earnings; and improvement in operating margin and return on capital. In addition, the Company continued to lay the groundwork for future growth by winning key business in high growth markets and developing products and solutions for new markets, especially in the environmental and sustainability area. Our performance reflects our continued attention to disciplined capital deployment, development of a sustainable low cost structure, and effective execution of our individual business strategies. As in 2010, we were able to produce strong results for our shareholders in a challenging environment.

During 2011, we had the following significant accomplishments:

•	Revenue growth of 12%;

•	Operating income growth of 12.5%;[4]

•	Earnings per share growth of 14.1%;[4]

•	Return on Capital Employed improved 80 basis points to 13.3%;[4]

[4]	Comparisons are non-GAAP, excluding acquisition-related costs from 2010 and 2011. See Appendix A for reconciliation to GAAP.

•	Returned over $1.1 billion to shareholders through dividends and share repurchases, increasing dividends for the 29th consecutive year; and

•	Maintained strong cash flow and secured our “A” credit rating.

The Company also had significant nonfinancial achievements:

•

Named to the Dow Jones Sustainability Index (North America and World), and the Carbon Disclosure Project Global Leadership and Performance Indices, and named a Maplecraft Climate Innovation Indexes Leader;

•	Recognized by President Obama for our efforts with Skills USA, a nationwide partnership of industry and educational professionals dedicated to preparing a skilled workforce for America;

•

Announced several groundbreaking projects demonstrating the Company’s environmental solutions, including carbon capture and sequestration projects in Port Arthur, Texas, Vattenfall, Germany, and Shanxi, China;

•	Installed a 2 megawatt solar farm at corporate headquarters to provide clean, renewable energy for our campus; and

•

Completed a year-long review and refresh of our China strategy resulting, in part, in the appointment of Mr. Jones to the additional role of China President and his relocation to China to support the significant growth opportunities there.

Despite the solid performance of the business in fiscal year 2011, the Company’s stock performance was impacted by the return of severe volatility in global financial markets. Many of our shareholders saw the market value of their shares decline towards the end of fiscal year 2011. Because a large percentage of the Company’s Executive Officers’ compensation is delivered in equity awards, the Executive Officers also experienced a decrease in the value of their outstanding long-term incentives and in their personal wealth. As reflected in the Outstanding Equity Awards at Fiscal Year-End table appearing on page 57, the value of equity compensation granted to Executive Officers in prior years declined at the end of the year. While the Committee is disappointed in the misalignment between the Company’s performance and its stock price, the Executive Officer compensation program operated as intended in this respect, linking the Executive Officers’ significant personal stake in the performance of the Company’s stock to the investment of our shareholders.

Pay and Performance Alignment

The success of the Company’s business and resulting value for our shareholders is predominantly built on stable, long-term contractual relationships with customers and substantial capital investments that reap returns over a long time horizon through technological differentiation, cost control, and operational efficiencies. Reflecting this long-term business model, the Committee has identified and, with Farient, validated compensation tools and performance measures designed to ensure that the decisions being made today build value for the long term. To complement the business model, our Executive Officer compensation program is designed to reward sustainable growth, superior returns through disciplined capital investment, sustainable cost reduction, and consistent operational excellence. These objectives are reflected in:

•	significant at risk compensation tied to building long-term shareholder value;

•	constant performance measures and goals for our incentive compensation programs that require year-over-year improvement and are not adjusted for economic slowdowns;

•	a balance of growth and return metrics for incentive compensation to prevent focus on one to the exclusion of the other;

•	performance goals set at competitive levels;

•	long-term orientation of Executive Officer compensation; and

•	substantial linkage of Executive Officer compensation to long-term stock performance.

These features of our program overlay a compensation setting framework that is designed to provide median target compensation for our peer group,5 with actual compensation driven up or down based on the Company’s operating performance, stock price, and overall shareholder return. Each of these aspects of the program is discussed below. Assessments of the long-term pay and performance alignment of the program and pay and performance relative to peers are reflected in the charts on pages 34 and 35.

•	Variable compensation is tied to shareholder returns and the key drivers of long-term value creation.

A substantial majority of Named Executive Officer compensation is variable; i.e., actual amounts realized depend on Company or stock performance, as illustrated in the chart below:6

Long-term incentives constitute the largest single component of compensation and are delivered exclusively in stock, with their realized value strongly tied to shareholder returns. Annual incentive awards and certain long-term incentive awards are tied to shareholder-focused performance measures established by the Committee. The current performance measures were initially chosen by the Committee in 2007 when, after extensive study, the Committee concluded that earnings growth and consistent return on capital in excess of

[5]	See “Benchmarking” on pages 42 and 43 for information about peer groups.

[6]	Direct compensation components are described on pages 41 and 42.

the Company’s cost of capital have historically been the key drivers of shareholder value, across industries, time periods, and economic cycles. After evaluating different measures of earnings growth and return on capital for use as performance measures, the Committee established year-over-year growth in earnings per share (“EPS Growth”) and the excess of Return on Capital Employed over the Company’s cost of capital (“ROCE Spread”)7 as the performance measures for the Company’s Annual Incentive Plan and the performance share component of long-term incentive awards.8 EPS Growth was chosen as the best growth measure because it reflects all sources of income after tax and promotes balanced use of debt and equity capital. ROCE Spread was determined to be the best measure of return on capital because it reflects all capital employed and all income generated after tax.

•

Constant performance goals require the management team to maintain and improve profitability in all economic environments to receive target incentive compensation. Our performance goals reward creation of shareholder value, not achievement of the operating plan.

The Committee has chosen not to follow the prevalent practice of setting incentive compensation performance goals that are tied to annual operating plans or strategic planning cycles. The Committee’s practice is to establish performance goals that require year-over-year improvement in earnings per share and consistent return on capital from year to year, rather than calibrating the goals to current economic conditions. As illustrated in the table below, covering periods of varied operating environments, our performance goals have not been adjusted downward during recessions or economic slowdowns. For example, our Executive Officers received no annual incentive awards in 2009 when the Company had negative earnings growth, even though many of our peer companies paid bonuses based on lowered performance targets, adjusted to reflect the recession.

Year	Year-Over-Year Earnings Improvement Required for Target Incentive Compensation Factor	Excess Return on Capital Employed (Over Cost of Capital)2 Required for Target Incentive Compensation Factor

2011	9%	3%
2010	9%	3%
2009	9%	2%
2008	9%	2%

The Committee’s approach stems from its philosophy that performance measures and goals should be established from the perspective of the shareholders; i.e., competitive pay should not be based on the performance the management team thinks it can deliver, as embodied in operating plans, but on performance that will provide shareholders a competitive return. The performance goals were adopted based on Company, Peer Reference Group9 and S&P 500 performance trends, historic and, in some cases, projected; and reward year-over-year improvement in earnings at or above these trend rates, checked by requiring consistent return on capital adjusted for cost of capital. So our

[7]	ROCE is calculated by taking after-tax operating income plus after-tax equity affiliate income and dividing by capital employed (i.e., the sum of average debt, average equity, and average minority interest). Cost of capital is calculated as a leveraged, weighted average of the Company’s cost of debt (after tax) and cost of equity. (The cost of equity is determined using the Capital Asset Pricing Model which measures the expected return on an investment based on expected risk factors which affect the investment.) The difference between ROCE and cost of capital is the ROCE Spread.

[8]	Performance shares are described on pages 47-49.

[9]	See “Benchmarking” on pages 42 and 43 for more information about the Peer Reference Group.

performance goals require building shareholder value in all economic environments, encouraging a long-term focus consistent with the Company’s business model.

•	Balanced growth and return measures are used for both short-term and long-term incentives to require consistent, profitable growth across all time periods.

Our businesses require significant investment of capital in long-lived assets and technology in order to generate revenue and earnings growth. Because the investment decisions made by our management team today affect profitability for far longer periods, in some cases 25-30 years, the Committee believes that short-term results cannot be segregated from the foundation they build for the long term. It is easy to understand that holding management accountable for consistent growth across all economic environments and time horizons motivates performance that creates value for shareholders. But, because we must invest significant capital to support revenue and earnings growth in our businesses, it is equally important that we achieve the right kind of growth; i.e., growth that generates a return in excess of the cost of capital. Since both growth and returns are critical to creating value for our shareholders, and because one can easily be sacrificed for the other or the long-term sacrificed for the short term, the Committee chose to use both metrics for short-term and long-term incentive programs. There is a natural friction between growth and returns, and requiring them to be balanced over both the short and long term prevents undisciplined investment to generate short-term growth or lack of investment to inflate returns.

•	Goals are set to achieve competitive pay for competitive performance over the long term.

The Committee regularly evaluates the performance goals associated with Executive Officer incentive compensation to ensure that they are sufficiently demanding and reflect performance that is competitive relative to performance delivered by the Peer Reference Group and the S&P 500. The performance goals are set with reference to industry, peer, and Company historical performance; future expected performance of the Company; and the Company’s weighted average cost of capital. The performance goals are calibrated such that a competitive level of performance will generate a competitive award level, with variance in awards upward or downward based on actual performance versus goals. The goals are reset only in response to fundamental changes in performance trends. As a result, awards are higher when performance is higher and shareholders are benefitted; and, conversely, awards are lower when performance is lower and shareholders are penalized, creating alignment between management and shareholder interests.

•	Long-Term Orientation Rewards Sustainable Profitability

The Company’s Executive Officer compensation program emphasizes long-term incentives. While our program is regularly benchmarked for reasonableness in the market and assessed for effectiveness, sensitivity to shareholder expectations, and fit with business strategies, the Committee seeks to maintain consistent compensation schemes to avoid focus on temporary, short-term achievements. The form of compensation, the measures used, and the performance goals are intended to remain relatively stable over significant periods of time. Delivery of compensation is cumulative; i.e., maximum leverage in the program is built cumulatively through long-term stock appreciation, not tied to short spikes in stock or market performance. Long-term incentives are granted annually, with overlapping vesting periods to reward sustained stock appreciation. Finally, short- and long-term incentives are subject to “clawback” provisions that allow the Company to recover compensation in the event of conduct adverse to the Company.

•	Strong Linkage to Stock Performance — Extends Beyond Retirement

All long-term incentive compensation is delivered in Company stock so that realized compensation is profoundly influenced by stock price and total shareholder return. Executive Officers are subject to rigorous stock ownership requirements and holding requirements for net shares received in stock option exercises. In addition, stock options and performance share awards granted in the three years leading up to retirement do not become fully exercisable or earn out, respectively, until after retirement; and stock option exercise periods continue until long after retirement. All of these features give Executive Officers significant incentive to focus on long-term value creation that will continue to benefit shareholders well after their departure from the Company.

•	Median pay positioning is tied to a compensation program designed to deliver above median pay only when operating performance creates measurable shareholder value and shareholder returns are strong.

Base salary for Executive Officers is the only nonvariable component of pay and is targeted at median for the Market Reference Group.10 The portion of the variable pay delivered in cash and performance shares is received in proportion to performance against growth and return targets set with reference to long-term performance trends of the Company and peer groups. Target pay is received only if performance is equal to these long-term growth and return trends, and above median pay is received only if performance exceeds these trends. Long-term incentives are benchmarked to median for the Market Reference Group and are awarded entirely in stock subject to vesting or performance conditions. The value of the amount actually delivered is dependent on stock price appreciation and overall shareholder returns. Competitive compensation is realized only when shareholders have realized competitive returns. When stock performance is above or below expectations and peer performance, above or below median compensation will be realized.

[10]	See “Benchmarking” on pages 42 and 43 for more information about the Market Reference Group.

•	Pay for Performance Outcomes

The chart below is based on an assessment conducted by Farient in 2011 that evaluated the Company’s Performance-Adjusted CEO Compensation11 and EPS Growth and ROCE performance compared to its Peer Reference Group.12 Farient assessed pay and performance positioning for one-and three-year periods ending in 2010.13 The left two columns of the chart indicate the percentile at which Farient determined the Company performed compared to the Peer Reference Group in EPS Growth and ROCE. The right column shows the percentile position Farient determined for the Company’s CEO Performance-Adjusted Compensation (“CEO Pay”). The chart illustrates that the Company’s CEO Pay outcomes are reasonable relative to Company performance in these key metrics.

Air Products and Chemicals, Inc. vs. Peer Group

1-Year Relative Performance and Performance-Adjusted Compensation	3-Year Relative Performance and Performance-Adjusted Compensation

[11]	Performance-Adjusted Compensation is a trademark of Farient developed to measure actual compensation outcomes rather than target compensation before performance. See Ferracone, R. A. (2010). Fair Pay, Fair Play, San Francisco. Jossey-Bass, pages 41-44 for an explanation of their methodology.

[12]	See “Benchmarking” on pages 42 and 43 for more information about the Peer Reference Group.

[13]	The chart is through 2010, since 2011 information is not available for peers at the time of print.

Farient also developed the Performance Alignment Report below that measures: (1) the sensitivity of Performance-Adjusted Compensation (“PAC”) to Total Shareholder Return14 (“TSR”) performance; and (2) the reasonableness of Performance-Adjusted Compensation for the Company’s revenue size, Peer Reference Group, and TSR performance.15 This chart illustrates the historic sensitivity of the Company’s CEO pay to performance from 1998-2010.

•

The Alignment Zone, marked by the thick lines, indicates the reasonable range of pay outcomes for the performance delivered based on the Company’s size and the historical pay-for-performance experience of the Peer Reference Group.

•	The left to right upward slope of the Company’s pay to performance line indicates that the Company’s CEO pay increases with TSR and vice versa.

•	The solid positioning of the pay to performance line within the Alignment Zone reflects the reasonableness of the program relative to the Peer Reference Group.

Air Products and Chemicals, Inc.

Pay for Performance Alignment

Over 3 Year Periods Ending in Year Shown

[14]	Total Shareholder Return is stock price appreciation over the relevant time period plus dividends reinvested.

[15]	Farient compared Performance-Adjusted CEO Compensation (covering salary, short-term incentives, and long-term incentives) for the Company over rolling three-year periods to TSR (appreciation in stock price of a share of stock plus dividends) for the same rolling three-year periods, and tested the results against similar variables for the Company’s Peer Reference Group. The pay lines represent a regression line based on data points showing historical Performance-Adjusted CEO Compensation of the Company and the Peer Reference Group. Each data point reflects Performance-Adjusted Compensation for a three year period (ending in the year noted on the chart for the Company) and TSR for the same period. The points are inflation- and size-adjusted.

Frequently Asked Questions on Pay and Performance Alignment

This section provides answers to questions and comments we have received on our Executive Officer Compensation program.

Why does the Company use the same performance measures in both annual and long-term incentives? Doesn’t this create risk?

The Committee believes that the use of these two counterbalancing metrics in both programs reduces risk. Growth of the Company’s business involves investment of substantial amounts of capital to build our plants, which deliver an income stream over a long period of years. Long-term value for our shareholders is created through current growth of the business, but only if coupled with returns in excess of the cost of capital. Short-term decisions cannot be segregated from long-term results. For example, it would be easy for management to generate growth by accepting new business without regard to returns, but this will ultimately erode shareholder value. Maximizing returns by reducing investment is also easy, but will ultimately erode shareholder value. Balancing growth and return measures avoids the risks that might otherwise result from linking substantial portions of compensation to the same performance metrics because of the natural friction between the two, which moderates the incentive either one unchecked could create to undermine long-term value creation.

In addition, the Committee believes that the management team performs better when it is focused on reinforced, well understood metrics rather than dividing its efforts among a number of metrics. The metrics are, however, weighted differently in the two programs. Because growth is more attainable in the short term, whereas returns take longer to develop, the Committee weighs the metrics 60% EPS Growth and 40% ROCE Spread for the short-term Annual Incentive Plan and 33% EPS Growth and 67% ROCE Spread for the longer-term performance shares. The value of the performance shares received by Executive Officers is tied not only to the performance metrics chosen, but also to shareholder returns during the performance period. Although performance against the metrics determines the number of shares received, the ultimate payout value, if any, is strongly affected by share price and dividends paid during the performance period.

Why doesn’t the Committee use relative performance measures?

The Company’s performance goals are established relative to long-term peer and industry performance trends. In setting the performance goals for Annual Incentive Plan awards and performance shares, the Committee references historical performance for the Peer Reference Group and the S&P 500 and regularly evaluates whether the goals are sufficiently demanding relative to long-term performance of these peer groups. So, the payouts associated with various levels of performance do align with the Company’s performance relative to peers over time, as illustrated by the Performance Alignment Report on page 35. The Committee’s approach inserts relative performance into its goal setting up front, rather than after the fact, but the goals are set with reference to external performance.

Using performance measures based on an after the fact snapshot of short-term relative performance would require a fundamental shift away from the Committee’s philosophy of measuring performance against constant year-over-year improvement and long-term external and Company trends. Compensating Executive Officers based on short-term performance against peers may reduce upside in economic booms, but would also reduce downside in economic slumps. Shareholders do not experience the same moderation of returns on their investment, and therefore the Committee believes its constant performance measures better align executive compensation with long-term shareholder interests and expectations.

Why doesn’t the Committee use total shareholder return as a performance measure?

Total shareholder return has a significant relationship to compensation realized by the Company’s Executive Officers because so much of Executive Officer compensation is delivered in stock. But, while recognizing its importance to shareholders, the Committee believes that directly tying compensation to total shareholder return can be a very ineffective way to pay.

Although stock price movements can be expected to reflect Company performance over the long term, on any given measurement date there can be aberrations that have little to do with the performance of the Company or its management team. Stock price increases can occur due to economic cycles, rumors, overall bullish sentiments, speculation about transactions or other environmental factors that can mask underperformance of the business. Similarly, stock price declines can occur due to geopolitical events, uncertainties about pending transactions, overall market panics, and many other factors that are well beyond the control of the management team and do not affect the long-term value of the business. Because most of the Company’s Executive Officer compensation is delivered in stock, tying compensation directly to TSR would amplify market distortions. The Committee believes it can create a more effective incentive for Executive Officers by determining what measures within the control of Executive Officers have proven to drive TSR over the long term, and measuring performance against these drivers.

Why does the Company’s Annual Incentive Plan payout schedule16 provide for a payout when earnings growth is less than 0?

First, it is important to understand that the Committee can use and has used negative discretion to reduce or eliminate annual incentive awards regardless of the payout level indicated under the schedule. Most recently, when earnings growth was less than 0 in 2009, the Committee determined not to pay annual incentive awards to any of the Named Executive Officers. However, the Committee believes it is important for the schedule to provide the flexibility for an award even in a poor year for several reasons:

•

The payout schedule used for the Named Executive Officers is also used to determine the award pool for approximately 350 management employees throughout the world. Although it may be appropriate to hold the Executive Officers accountable for poor consolidated results in a difficult economic environment, the Committee believes it is important to retain the flexibility to pay annual incentive awards to other employees who may have performed well against their objectives.

•

Because the Company uses constant performance goals that are not adjusted for economic cycles or operating plans, and must compete for talent against companies that adjust their performance goals for a poor economic environment, the Committee believes it is important to retain flexibility to pay an award. Many companies have a “mark to budget” approach to setting performance goals for their annual incentives, setting goals based on what the management believes it can achieve. The Committee wants to ensure it has options to prevent losing key talent to these companies in economic downturns.

[16]	Calculation of annual incentive awards is described on pages 44-46.

Why are the Company’s stock options valued at a higher price per option than peers?

SEC rules require that the value of Company stock options reflected in the Summary Compensation Table be calculated using the methodology and assumptions management uses to determine stock option expense in its financial statements. Stock price is a key factor in valuing stock options; so differences in price are important. But even where stock price is similar, the assumptions used in the calculation can vary significantly from company to company, resulting in quite different option values.

For example, the expected life of the stock option, an important factor in determining the value placed on the option, is based on actual experience of the company reporting. Our management team has a longstanding practice of voluntarily holding vested stock options for long periods of time after they have vested, increasing the expected life and thus the valuation of Company stock options. Volatility of the stock price is another important determinant of the value per option which, like expected life, is based on individual company experience. Volatility can be impacted by events specific to a company as well as overall market conditions.

These are just a few variables which could influence stock option valuation and cause a smaller number of stock options to appear to have a greater value. It is also important to remember that the valuation of stock options for reporting purposes is not a measure of the actual value realized by the Executive Officer. In order for stock options to have value, the options must vest and the stock price must appreciate.

Highlights of 2011 Committee Actions

The following are highlights of Executive Officer compensation actions taken by the Committee in or for fiscal year 2011:

•

Target 2011 Direct Compensation Set.    At the beginning of the year, in the context of the Company’s excellent 2010 performance, the Committee established 2011 direct compensation. The chart below indicates total direct compensation (base salary, annual incentive award target, and target value of long-term incentive awards17) granted to the Named Executive Officers for 2011[18]:

Officer	Base Salary	Target	Long-Term Incentives	Total Direct Compensation

J. E. McGlade	$1,200,000	$1,440,000	$5,750,000	$8,390,000
P. E. Huck	$675,000	$540,000	$1,500,000	$2,175,000
S. J. Jones	$470,000	$329,000	$760,000	$1,559,000
R. D. Dixon	$470,000	$329,000	$760,000	$1,559,000
J. D. Stanley	$450,000	$270,000	$745,000	$1,465,000

[17]	Each year the Committee grants long-term incentive awards intended to deliver a target value. The process for determining the target value to be granted and the value of the awards is described on pages 46-47. The actual value realized may differ significantly (up or down) from the target value due to Company stock price performance over the life of the awards and the extent to which applicable performance metrics are met.

[18]	This table is intended to supplement, not replace, the Summary Compensation Table on page 51, which reports fiscal year 2011 Named Executive Officers compensation in the format required by SEC rules.

•

Committee reviewed results of the 2010 shareholder advisory vote on Named Executive Officer compensation and comments received.    Following the 2011 Annual Meeting, the Committee reviewed the results of the shareholder advisory vote on Executive Officer compensation and comments received on the Executive Officer compensation program. With over 85% of votes cast voted in favor of approval, the Committee determined that the great majority of shareholders were satisfied with the existing program. Negative comments and questions raised are addressed in the Frequently Asked Questions section above.

•

Committee evaluated potential linkage between compensation and risk taking.    During 2011, the Committee, with Farient, conducted an in-depth risk assessment of the Company’s Executive Officer compensation program. The Committee concluded that the program is balanced and does not motivate imprudent risk taking for the following reasons:

•	The Company does not use highly leveraged short-term incentives that drive risky investments at the expense of long-term Company value.

•

The Company’s incentive compensation performance measures balance growth and returns to promote disciplined progress towards longer-term goals and to mitigate the risk of focusing on top-line growth at the expense of sustained profitability; and returns are measured based on both debt and equity capital to discourage excessive financial leverage.

•

The Company’s compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives that reward sustainable stock, financial, and operating performance.

•	Cash incentive awards are capped at sustainable levels, and the Committee has discretion to reduce awards, including for nonfinancial considerations.

•	The Company imposes substantial Executive Officer stock ownership and holding requirements.

•

The Company has recovery policies (“clawbacks”) applicable to incentive compensation that permit the Company to cancel awards and recoup certain gains in the event of conduct detrimental to the Company.

In addition, management conducted and reported to the Committee on its evaluation of the Company’s overall compensation practices and programs to assess whether any of these programs and practices exposed the Company to excessive risk taking, concluding there were no such programs or practices.

•

Committee reviewed pay and performance alignment.    During 2011, the Committee engaged Farient to conduct a relative pay for performance analysis which assessed the alignment of the Company’s Executive Officer compensation program outcomes and performance results relative to peers. (Results of this analysis are partially diagrammed in the charts on pages 34 and 35.) Farient concluded the Company’s compensation outcomes were aligned with its relative performance and that the program showed strong sensitivity to performance, consistency in application, and appropriateness to the market.

•

Committee benchmarked peer pay program design practices.    During 2011, the Committee engaged Farient to conduct a review of peer pay program design and practices to ensure the reasonableness of the Company’s program compared to the competitive market. Areas evaluated included pay positioning, allocation of pay mix, goal setting, and compensation policies.

•

Excellent operating performance drove above target annual incentive payouts.    For fiscal year 2011, the Committee determined an above target annual incentive award payout based on EPS Growth of 14.1% and an ROCE Spread of 4.8%.[19]

Design of the Program

Overview.    The overall objective of our Executive Officer compensation program is to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives and maximize our shareholders’ investment in the Company. The same principles that govern the compensation of all our salaried employees apply to the compensation of our Executive Officers:

•	Tie compensation to strategy and performance.

The Company’s programs provide a range of incentive compensation opportunities that promote achievement of short-, medium-, and long-term strategic and financial objectives.

•	Link the interests of Executive Officers to the interests of shareholders.

The Company’s Executive Officer compensation program is designed so that factors that impact the value of our shareholders’ investment in the Company also impact our management team’s personal wealth.

•	Provide competitive total compensation for competitive performance.

The Company seeks to offer compensation opportunities that are sufficient to attract talented and experienced managers who have a choice about where they work, and to discourage them from seeking other opportunities.

•	Reinforce succession planning process.

The overall compensation program for our Executive Officers is managed to reinforce our robust succession planning process.

•	Foster nonfinancial corporate goals.

While financial results are the primary commitment the Company makes to shareholders, the compensation program balances financial results with other Company values such as sustainability, continuous improvement, safety, diversity, and ethical conduct. Accordingly, some components of the program provide flexibility to recognize nonfinancial achievements or to reduce or recoup compensation where insufficient attention is paid to nonfinancial Company objectives.

•	Support actions needed to respond to changing business environments.

The Company has sought to provide some elements of compensation, such as severance benefits, that give the management team or the Board of Directors tools to facilitate decisions about divestitures and restructurings, succession planning, or other significant corporate events that may impact the position or employment status of Executive Officers.

[19]	Certain extraordinary costs are excluded. See Appendix A for a reconciliation to GAAP.

Our Executive Officer compensation program emphasizes compensation opportunities that are linked to key performance indicators such as earnings growth and return on capital and/or provided through Company stock-based awards. The majority of compensation provided to the Company’s Executive Officers is thus dependent upon the achievement of short-, medium-, and long-term performance objectives and/or appreciation in the value of Company stock. In addition to these incentive opportunities, the Company’s compensation programs provide Executive Officers a lesser amount of fixed elements, such as base salary and benefits, which are an essential part of a competitive compensation program. The Company also provides competitive severance and change in control arrangements to mitigate the impact of portfolio management actions, succession planning moves, and other corporate actions.

For fiscal year 2011, the Committee designed the Company’s Executive Officer compensation programs to provide, on average, a compensation opportunity that approximates the median of similar companies. Individual components of compensation may be greater or lesser than the median, and actual compensation delivered may vary significantly from the target opportunity and the median based on Company or individual performance and changes in Company stock price.

Direct compensation is delivered to the CEO and other Named Executive Officers through the components listed in the table below, which provides a brief description of the principal types of compensation, how performance factors into each type of compensation, and the compensation program objectives served by each type. Detailed descriptions of the components of direct compensation and how the Committee determined compensation levels for fiscal year 2011 begin on page 44.20

Fiscal Year 2011 Named Executive Officer Direct Compensation Components

Component	Description	How Amount Determined/ Performance Considerations	Objectives	Percent of Total Target

Base Salary	Fixed cash payment.	Targeted at Market Median[21] with adjustment based on level of responsibility, experience, and individual performance.	Provide competitive foundational pay.	CEO – 14% Others – 28%
Annual Incentive	Short-term incentive, cash payment.	Target payout references Market Median. Actual payout driven by EPS Growth and ROCE Spread. Can be adjusted based on individual performance and Company performance on nonfinancial objectives.	Promote achievement of short-term financial and strategic objectives. Encourage current decisions that promote long-term value creation.	CEO – 17% Others – 20%

continued. . .

[20]	Other major components of compensation such as retirement and welfare benefits are based on pre-existing programs available to broad employee populations and were not the subject of Committee decisions in 2011. Similarly, Mr. Jones’s international assignment benefits are provided under the Company’s policy covering all employees on international assignment, although the Committee did review and approve the application of the policy to Mr. Jones.
[21]	See “Setting Total Compensation” below for an explanation of how the Committee views the Market Median.

Fiscal Year 2011 Named Executive Officer Direct Compensation Components

Component	Description	How Amount Determined/ Performance Considerations	Objectives	Percent of Total Target

Performance Shares	Deferred stock units that pay out upon achievement of performance targets. Delivered in shares of stock with dividend equivalents also payable on vesting.	Target value based on Market Median for long-term incentives. Actual payout determined by average EPS Growth and ROCE Performance over 3 year period. Value of payout strongly impacted by shareholder returns during performance period.	Promote achievement of mid-term financial objectives; retention; align Executive Officer’s interest with shareholder returns.	CEO – 17% Others – 13%
Stock Options	Options to purchase shares of stock at closing market value on grant date. (Become exercisable over 3 years. Exercisable for 10 years.) 50% of net shares received must be held for 1 year after exercise.	Target value based on Market Median for long-term incentives. Actual value determined by stock price.	Motivate Executive Officers to drive long-term stock appreciation.	CEO – 35% Others – 26%
Restricted Stock	Shares of stock that vest over 4 year period and pay dividends.	Target value based on Market Median for long-term incentives. Actual value determined by shareholder return during vesting period.	Retention; align Executive Officer interests with shareholder returns.	CEO – 17% Others – 13%

Benchmarking.    The Committee believes that a threshold characteristic of reasonable compensation is that it be aligned with compensation provided by companies with which the Company competes for talent. Therefore, in preparation for determining fiscal year 2011 compensation, the Committee benchmarked the Executive Officer compensation levels to evaluate the competitiveness of the program and as a reference for establishing compensation levels for 2011.

The Committee annually reviews and approves the peer groups used for benchmarking compensation. For purposes of assessing competitiveness and recommending compensation levels for fiscal year 2011, the Company engaged Mercer to compile survey data from its compensation database on a market reference group of industrial companies with revenue of $6 to $12 billion (consistent with the Company’s fiscal year 2010 revenue of $9 billion) (“Market Reference Group”). This Market Reference Group is representative of the companies with which the Company competes for talent and is used by the Company for various compensation benchmarking purposes, not just Executive Officer compensation. A list of companies included in the Market Reference Group is provided in Appendix B on page B-1. Mercer prepared an assessment of each of the Company’s Executive Officer’s compensation level relative to this

Market Reference Group based on similar functional responsibilities, where available. Because the survey data was collected in mid-2010, Mercer’s analysis was based on projected levels as of the beginning of the Company’s 2011 fiscal year. Farient reviewed the data and provided advice to the Committee on interpreting it, on recommendations and proposals submitted to the Committee by management, and on Mr. McGlade’s compensation for 2011.

At the Committee’s request, Farient also compiles proxy data from a smaller group of companies that are competitors of the Company or are similar to the Company in that they are chemical or other industrial companies, have asset intensive businesses, and manage comparable amounts of revenue and capital (“Peer Reference Group”). The Committee used this secondary reference group as a check to ensure pay levels are appropriate, for benchmarking specific pay practices, and for assessing alignment of pay with performance. A list of the companies included in the Peer Reference Group also appears in Appendix B.

Setting Total Compensation Levels for 2011.    Overall, the Committee seeks to provide a total direct compensation target opportunity (base salary, target bonus, and long-term incentive awards) for the Executive Officers that approximates the median level for similar positions in the Market Reference Group (“Market Median”).22 Total direct compensation target opportunities may be established at greater or lesser levels for individual Executive Officers based on performance factors, experience in the position, retention and succession planning considerations, or year-to-year swings in the market reference data. For 2011, total direct compensation opportunities for all Named Executive Officers approximated the median projected for the Market Reference Group. Within the total direct compensation opportunity for any Executive Officer, individual components of compensation may be greater or lesser than the median, because the Committee is primarily concerned with the competitiveness of the entire program versus any one element of compensation. Actual compensation realized can vary significantly from the target opportunity for any component of compensation or for total direct compensation based on Company or individual performance and Company stock price fluctuation. Consistent with market practice, and based on greater responsibility levels, Mr. McGlade’s compensation is substantially more than that of other Executive Officers.

As part of the process for determining total direct compensation, the Committee also reviews tally sheets which detail the value, earnings, and accumulated potential payout of each element of an Executive Officer’s compensation in various employment termination scenarios. The tally sheets help the Committee consider the retention value of an Executive Officer’s accumulated compensation package, compare Executive Officers’ accumulated compensation, and understand the impact of their compensation decisions on various termination of employment scenarios.

Setting Performance Metrics for Incentive Compensation.    The Committee annually reviews and establishes the performance measures, target goals, and payout schedules used for the Annual Incentive Plan and the performance share component of the long-term incentive program. In 2011, the Committee engaged Farient to do an in-depth analysis of the alignment of the performance goals with historic performance of the Company, the Peer Reference Group and the S&P 500, and projected performance for the Company. After this review, the Committee determined to continue to use the performance goal levels in the chart on page 45, as they were aligned with Peer Reference Group goal setting trends and Company and Peer Reference Group and S&P 500 long-term performance trends. In determining actual performance against these metrics, the Committee decides whether to include or exclude the impact of items reported in the Company’s financial statements that may distort underlying operating results for the current or a prior year.

[22]	Consistent with industry practice, Mercer considers total direct compensation within 15% of median to be competitive. This margin allows for year-to-year swings in data than can occur based on a number of factors unrelated to underlying compensation strategy.

Components of Compensation

Within the competitive target value for an Executive Officer’s total direct compensation established by the Committee, the Committee determines the individual compensation components of the program.

Base Salary.    Base salary is generally targeted at the Market Median, with adjustment where the Committee believes appropriate for proficiency, performance, experience, and the uniqueness of the responsibilities held by certain Executive Officers. For 2011, all Named Executive Officers’ base salaries were approximately at median. The Named Executive Officer salaries approved for the year appear in the Summary Compensation Table on page 51.

Mr. McGlade received no increase in base salary for fiscal year 2011. Messrs. Huck and Dixon received modest increases consistent with the Company’s overall annual salary adjustment ranges and the Market Median target. Messrs. Jones and Stanley received increases of 18% and 29%, respectively, as their base salaries were significantly below the Market Median for their positions due to their relatively recent assumption of their responsibilities and because no salary increases were made for fiscal year 2010.

Annual Incentive Plan.    Target annual incentive opportunities under the Annual Incentive Plan are intended to approximate the Market Median. Targets may be established at greater or lesser levels for individual Executive Officers based on performance factors, internal equity, experience in the position, or year-to-year swings in the market data. Actual incentive awards may be above or below target depending upon the Company’s fiscal year performance as measured by the performance measures and goals established by the Committee at the beginning of the fiscal year. When performance exceeds the target goals for the performance measures, annual incentive awards may exceed target as well, and may exceed Market Median payouts. Actual annual incentive awards can range from 0% to 230% of target. Over the past five years, Executive Officer awards have ranged from 0 to 208% of target.

Determination of annual incentive awards is a multi-step process which begins with establishing target opportunities. At the beginning of the year the Committee determined Executive Officer target annual incentive awards as a percentage of each Executive Officer’s base salary based on the Market Reference Group competitive assessment.

Fiscal Year 2011.    For fiscal year 2011, the target award levels for the Named Executive Officers were as follows:

Officer	% of Base Salary

J. E. McGlade	120%
P. E. Huck	80%
S. J. Jones	70%
R. D. Dixon	70%
J. D. Stanley	60%

Target annual incentive awards as a percentage of base salary for all Named Executive Officers approximated Market Median, except for Mr. Stanley’s, which was below median for his position to maintain consistency among corporate staff positions.

An Executive Officer’s actual award is determined by multiplying the Executive Officer’s target award by a payout factor which is derived from the performance measures, goal levels, and payout scales established by the Committee at the beginning of the fiscal year. As described above, for fiscal year 2011 the Committee selected EPS Growth and ROCE Spread as the performance measures for the Plan. The weightings and target to maximum factors for each measure are set out below. (Factors are interpolated between points.) Below target performance results in below target factors. (Factors are zero at -10% for EPS Growth and <0 for ROCE Spread.)

2011 Factor Schedule Excerpts
Weighted at 60%		Weighted at 40%
% EPS Growth	Factor	ROCE Spread	Factor

16.0% or Greater	2.00	5% or Greater	2.00
15%	1.80	4%	1.50
13%	1.60	3%	1.00
12%	1.45
11%	1.30
10%	1.20
9%	1.00

The payout factor range is determined by a formula using the EPS Growth Factor and ROCE Spread Factor derived from the Factor Schedules based on Company performance. For fiscal year 2011, EPS Growth was 14.1% and the ROCE Spread was 4.8%.23 The table below shows the target goals, actual performance, associated factor, and weight.

Metric	Target	Actual	Factor	Weight

EPS Growth	9%	14.1	1.71	60%
ROCE Spread	3%	4.8	1.90	40%

The unadjusted payout factor, based solely on the financial results, was 1.79. The payout range determined under the formula was 1.49 to 2.09. Actual payout factors are adjusted within the range by the Committee based on Company and individual performance. Variables that the Committee considers with respect to Company performance include the operating results for the year (described on pages 28 and 29 for 2011) and performance against nonfinancial objectives such as safety, sustainability, diversity, and continuous improvement. Individual performance variables that factor into the Committee’s determination include subjective, qualitative judgments with respect to the contribution of the individual for the year; efforts toward specific Company objectives; and, in the case of operating managers, the performance of their segment versus the internal operating plan for the year. Although the Committee can determine a payout factor for individual Named Executive Officers up to the maximum of the range or down to 0, it is the Committee’s intent that 75% of their individual awards be based on overall Company performance, because each Named Executive Officer participates in enterprise-level management and is expected to prioritize the interests of the enterprise over their own organization.

[23]	In determining fiscal year 2011 EPS Growth and ROCE Spread performance, the Committee excluded certain extraordinary costs from fiscal year 2011 and 2010 results. See Appendix A for a reconciliation to GAAP measures.

For 2011, the Committee determined an overall Company payout factor of 1.79, which was the unadjusted payout factor based on the Company’s financial performance. The Committee determined not to increase or decrease the overall payout factor within the payout range after considering Company progress towards diversity, safety, and other nonfinancial considerations. The overall Company payout factor is used to establish the award pool for the approximately 350 employees eligible for Annual Incentive Plan awards, generally determines the 75% Company performance element of the Named Executive Officer awards, and is the starting point for determining the 25% individual performance component of Named Executive Officer awards.

After reviewing the individual contributions of the Named Executive Officers to the Company’s operational and strategic successes in fiscal year 2011, the Committee determined the 25% individual performance component of their awards. While recognizing his leadership in delivering the overall excellent year for the Company, the Committee decreased Mr. McGlade’s individual performance payout factor slightly from the overall Company payout factor to acknowledge disappointing productivity in certain businesses. The Committee determined not to adjust Mr. Huck’s award, concluding it was appropriate for the CFO’s award to be driven by the overall financial results of the Company. Mr. Jones’ and Mr. Dixon’s individual performance payout factors were increased and decreased from the overall Company factor, respectively, reflecting the operating performance of their segments. Mr. Stanley’s factor was also increased to recognize his contributions to enterprise-level management and the successful resolution of several complex legal matters during the year. Fiscal year 2011 bonuses determined for Named Executive Officers appear in the Nonequity Incentive Plan Compensation column of the Summary Compensation Table on page 51.

Long-Term Incentives.    The Committee believes long-term incentive compensation is a critical part of Executive Officer compensation because it creates alignment with shareholders and promotes achievement of longer term financial and strategic objectives. In recent years the Committee has selected three balanced components for the Executive Officer’s long-term incentives: stock options to directly reward executives for increases in stock price; restricted stock which links Executive Officers’ interests to total shareholder return and provides a retention incentive; and “performance shares” which are conditioned on performance over a three-year period to provide focus on medium-term goals (for fiscal year 2011 grants, average EPS Growth and ROCE Spread from fiscal year 2011 through fiscal year 2013). The current mix of long-term compensation for Executive Officers is 50% stock options, 25% restricted stock, and 25% performance shares. The Committee chose this mix of stock options, restricted stock, and performance shares to provide a balance of stock-based compensation that rewards successful outcomes for long-term and medium-term decision making and provides retention incentives. Because all components of the long-term incentive opportunity are delivered in Company stock-based awards, they all become more or less valuable with changes in Company stock value that affect shareholders.

The Committee determined the level of long-term incentive grants for fiscal year 2011 at the beginning of the fiscal year. Prior to making the grants, the Committee established an intended long-term incentive value for each Executive Officer. When setting these intended values, the Committee considers the Market and Peer Reference Group competitive data and target total direct compensation opportunities for each Executive Officer. It is the Committee’s intent that the long-term incentive value approximate the Market Median award and bring the total direct compensation opportunity for each Executive Officer to approximately the Market Median level when combined with base salary and target Annual Incentive Plan awards. The Committee has determined that this important element of compensation should target the median level to ensure attraction and retention of talented and experienced managers who have a choice about where they work.

Individual performance or other factors may result in awards which are above or below the Market Median. These factors include tenure and experience, succession planning and retention concerns, subjective evaluations of performance, historical grant levels, and other recent compensation actions with respect to the individual such as special one-time retention awards. For 2011, all intended long-term incentive values approximated Market Median. All Named Executive Officers received increases in intended long-term incentive values for 2011 consistent with Market Median positioning. Intended long-term incentive values for the Named Executive Officers are reflected in the chart on page 38. The actual value realized may differ significantly (up or down) from the intended value due to Company stock price performance over the life of the awards, total shareholder return in the case of performance shares and restricted stock, and the extent to which performance goals are met in the case of performance shares.

Granting Practices.    Equity compensation awards to Executive Officers and other management employees under the Company’s Long-Term Incentive Plan (except for off-cycle recruiting and retention awards) are granted as of the first NYSE business day in the month of December. Recruiting grants are issued as of the first day of employment and priced at the closing market value on that date. Off-cycle retention grants are made occasionally in response to extraordinary retention needs that arise during the year.

Stock Options.    Stock options are granted with an exercise price equal to the closing market value on the grant date, have a ten-year term, and vest ratably over the first three years of the term. Executive Officers are required to retain 50% of the net shares of Company stock received upon exercise for one year following exercise. The number of stock options awarded to the Named Executive Officers for fiscal year 2011 appears in the Grants of Plan-Based Awards table on page 54. In determining the number of stock options to grant, the Committee uses a stock option valuation model provided by Mercer. The value of stock option grants, as calculated using this model, approximates 50% of the Named Executive Officers’ total intended long-term incentive value. The actual value realized is dependent on stock price appreciation.

Restricted Stock.    Restricted stock awards are shares of Company common stock that possess voting and dividend rights but are subject to restrictions on transferability and forfeitable until vesting. The vesting conditions provide an incentive for retention, and the value of this compensation element increases or decreases in direct proportion to total shareholder returns. The amount of restricted stock granted to the Named Executive Officers in fiscal year 2011 is reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table appearing on pages 51 and 54. Individual award amounts are determined by calculating the value (based on the closing market value of a share of the Company’s stock on the grant date) to approximate 25% of the total intended long-term incentive value for the Executive Officer.

Performance Shares.    The final component of the long-term incentive program is performance shares, which reinforce important medium-term objectives for the Company and also provide a link to total shareholder returns. Performance shares entitle the recipient to receive one share of Company stock and accumulated dividend equivalents for each performance share upon the satisfaction of performance objectives and other conditions to earning the award. Performance shares are granted each year with overlapping three-year performance cycles. The awards are paid out at the end of the three-year period based on performance, if threshold performance goals are met.

Payouts of performance shares range from 0% to 215% of the target level of shares awarded. The target level approximates 25% of each Named Executive Officer’s total intended long-term incentive value, and is converted to shares based on the grant date closing market value of Company stock. The actual number of performance shares earned is determined by multiplying the target number of shares by a payout factor. A tentative payout factor is determined using the formula below, reflecting performance during the three-year performance period.

67% ROCE Spread Factor	+	33% EPS Growth Factor	=	Payout Factor

The ROCE Spread Factor and the EPS Growth Factor are determined based on average ROCE Spread and EPS Growth over the performance period under the same payout factor schedule used for the Annual Incentive Plan, which is excerpted above at page 45. The Committee may adjust the payout factor by 15 percentage points.

Grants in Fiscal Year 2011. For fiscal year 2011, performance shares were granted conditioned upon the Company’s three-year performance towards the EPS Growth and ROCE Spread goals set by the Committee at the beginning of the year. The target number of performance shares granted to each Executive Officer for fiscal year 2011 was as follows:

Officer	Target Shares

J. E. McGlade	16,639
P. E. Huck	4,340
S. J. Jones	2,199
R. D. Dixon	2,199
J. D. Stanley	2,155

2011 Payout for FY2009-2011 Performance.    The Committee also established payout levels for performance shares granted in fiscal year 2009 which were tied to average ROCE Spread and EPS Growth performance from fiscal years 2009-2011. The formula above was applied and the EPS Growth and ROCE Spread factors were determined using the following schedule (the factors are interpolated for average ROCE Spread and EPS Growth results between the performance levels indicated):

Weighted at 67%		Weighted at 33%
ROCE Spread	Factor	EPS Growth	Factor

4% or Greater	2.00	16% or Greater	2.00
3%	1.50	15%	1.80
2%	1.00	12%	1.45
1%	0.75	9%	1.00
0%	0.50	4%	0.50
<0%	0.00	-10%	0.00

The average ROCE Spread over the performance period was 3.6% and the average EPS Growth was 6.8%; so the payout level was 146% of the target shares.24 Performance share payouts are not differentiated on an individual employee basis.

Special Retention Grants.    In response to unique situations, the Company may make special equity grants in the form of deferred stock units to Executive Officers to assure retention of the talent necessary to manage the Company successfully. No special retention grants were made in 2011.

Employee Benefit Plans

Our employee benefit programs are offered to be competitive and to provide reasonable security for Executive Officers and other employees to enable them to perform at their best. Welfare and retirement benefits are offered at essentially the same level to all U.S. salaried employees, including Executive Officers.

Retirement Benefits.    The Named Executive Officers participate in the Company’s generally available U.S. salaried retirement programs. The Company maintains qualified retirement programs for its salaried employees, including a defined benefit pension plan and a savings and profit sharing plan. The Company also maintains a nonqualified pension plan and nonqualified deferred compensation plan in which the Executive Officers and other eligible employees participate. The plans are discussed in more detail below in the narrative accompanying the Pension Benefits table on page 60 and the Nonqualified Deferred Compensation table on page 62.

Welfare Benefits.    The Company provides medical and dental coverage, life insurance, and disability insurance to Executive Officers under the same programs offered to all salaried employees. All participating employees pay a portion of the cost of these programs.

Severance and Change in Control Arrangements.    Executive Officer severance and change in control arrangements are provided to support major corporate and management transitions. The Committee believes these arrangements provide benefit to the Company and its shareholders. The Committee periodically reviews these arrangements in depth for market competitiveness and appropriateness for the Company’s business.

Severance.    All Named Executive Officers participate in the Corporate Executive Committee Separation Program. This program is intended to facilitate changes in the leadership team by establishing terms for the separation of an Executive Officer in advance, allowing a smooth transition of responsibilities when it is in the best interests of the Company. It also enables the Company to recruit new executives without providing individual employment agreements for them because the Program provides reasonable protection to the new executive in the event that he or she is not retained. Details of the Program are provided on pages 64-66.

Change in Control Arrangements.    To enable the management team to negotiate effectively for shareholders without concern for their own future in the event of any actual or threatened change in control of the Company, the Company has entered individual change in control severance agreements for each of the Named Executive Officers. The agreements give each Named Executive Officer specific rights and benefits if, following a change in control, his employment is terminated by the Company without “cause” (as defined) or he terminates employment for “good reason” (as defined). Details of the agreements are described below on pages 67-69. No changes

[24]	In determining performance, the Committee excluded certain extraordinary items. See Appendix A for a reconciliation to GAAP measures.

were made to the agreements during 2011 for continuing Executive Officers; however, the Committee determined to modify the agreements for new Executive Officers to eliminate reimbursement of excise taxes.

Additional Policies

Executive Officer Stock Ownership.    The Committee has approved ownership guidelines that require Executive Officers to achieve an ownership stake in the Company that is significant in comparison with the Executive Officer’s salary. The ownership guidelines are five times base salary for the CEO and three times base salary for the other Named Executive Officers. The Executive Officers are expected to achieve the specified ownership level within five years of assuming their position. Executive Officers may count toward these requirements the value of shares owned, share equivalents held in their Retirement Savings Plan (401(k)) accounts, performance shares, restricted shares, and deferred stock units which are fully vested and held in the Company’s nonqualified deferred compensation plan. Stock options are not counted. All Named Executive Officers are currently in compliance with this policy.

Hedging Policy.    It is the policy of the Company that Executive Officers may not purchase or sell options on Company stock; engage in short sales with respect to Company stock; or trade in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Company stock.

Clawback Policy.    The Company’s equity plans and agreements provide that awards may be cancelled and that certain gains will be “clawed back” (i.e., must be repaid to the Company) if an Executive Officer engages in activity that is detrimental to the Company, such as performing services for a competitor, disclosing confidential information, or violating Company policies. The Committee has also adopted a policy allowing the clawback of cash incentive payments and performance shares in the event an Executive Officer’s conduct leads to a restatement of the Company’s financial results. The Committee may, in its discretion, seek to recoup any bonus or incentive compensation paid to an Executive Officer if (i) the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the Committee determines that the Executive Officer engaged in misconduct that resulted in the obligation to restate, and (iii) a lower payment would have been made to the Executive Officer based upon the restated financial results.

Perquisites.    The Company provides minimal perquisites to executives. The Committee has approved Mr. McGlade’s use of corporate aircraft for personal travel in order to mitigate security concerns, preserve the confidentiality of his work, and maximize the time he is able to spend on the Company’s business. Mr. McGlade is responsible for any taxes on this usage. The Committee believes the benefits of security, confidentiality, and efficiency achieved outweigh the expense to the Company and are in the best interest of shareholders. No other perquisites were provided to the Named Executive Officers.

International Assignment Policy.    The Company’s International Assignment Policy, which applied to Mr. Jones this year due to his relocation to China, is designed to facilitate the relocation of employees to positions in other countries by covering expenses over and above those that the employees would have incurred had they remained in their home countries. International assignments and relocations provide a key means for the Company to meet its global employee development and resource needs, and the International Assignment Policy ensures that employees have the necessary financial support to help meet cost differences associated with these assignments. The International Assignment Policy covers housing, home leave, relocation, tax equalization, and education expenses, as well as other program allowances.

EXECUTIVE COMPENSATION TABLES

2011 Summary Compensation Table

Name and Principal Position	Year	Salary		Stock Awards (2)		Option Awards (3)		Nonequity Incentive Plan Compen- sation (4)		Changes in Pension Value and Nonqualified Deferred Compen- sation Earnings (5)		All Other Compen- sation (6)		Total

J. E. McGlade Chairman, President, and Chief Executive Officer	2011 2010 2009	$ $ $	1,200,000 1,200,000 1,200,000	$ $ $	4,024,841 3,849,914 2,914,005	$ $ $	3,457,048 3,653,323 5,634,846	$ $	2,546,000 2,746,000 0	$ $ $	2,162,202 5,306,087 1,506,800	$ $ $	142,910 162,688 123,012	$ $ $	13,533,001 16,918,012 11,378,663
P. E. Huck Senior Vice President and Chief Financial Officer	2011 2010 2009	$ $ $	675,000 650,000 650,000	$ $ $	1,049,811 909,869 688,626	$ $ $	901,834 863,509 1,331,858	$ $	967,000 946,000 0	$ $ $	908,733 228,185 412,276	$ $ $	20,900 21,102 20,649	$ $ $	4,523,278 3,618,665 3,103,409
S. J. Jones Senior Vice President and General Manager — Tonnage Gases, Equipment & Energy and China President(1)	2011 2010	$ $	470,000 400,000	$ $	531,921 954,774	$ $	422,608 419,841	$ $	596,000 470,000	$ $	240,293 302,860	$ $	447,931 38,066	$ $	2,708,753 2,585,541
R. D. Dixon Senior Vice President and General Manager — Merchant Gases	2011 2010 2009	$ $ $	470,000 460,000 460,000	$ $	531,921 454,817 344,242	$ $ $	422,608 419,841 645,400	$ $	574,000 522,000 0	$ $ $	616,611 766,774 453,177	$ $ $	17,697 20,311 15,466	$ $ $	2,632,837 2,643,743 1,918,285
J. D. Stanley Senior Vice President and General Counsel	2011		$450,000		$521,277		$414,273		$490,000		$699,837		$13,417		$2,588,804

(1)

Mr. Jones was not a Named Executive Officer in 2009; so his compensation is not shown for that year. Mr. Stanley was not a Named Executive Officer in 2009 or 2010, so his compensation is not shown for those years.

(2)

This column shows the grant date fair value of restricted stock, deferred stock units, and performance shares granted in the fiscal year indicated. Generally, the expense for these awards is recognized over the vesting or performance period, unless the recipient is eligible for retirement, in which case the expense may be required to be recognized entirely in the year of grant. The calculation of these amounts disregards any estimate of forfeitures related to time-based conditions. The assumptions for the valuation determinations are set forth in footnote 18 to our financial statements included in Form 10-K filed with the SEC on November 22, 2011. Additional information regarding these awards is set out in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables and accompanying notes. Performance shares granted in 2011 are shown at 180% of target earn out which is the value used in the financial statements as of the grant date and is based on probable outcomes. The value of these awards as included and at maximum value is as follows:

Officer	Value Included	Maximum Value

J. E. McGlade	$2,587,398	$3,090,516
P. E. Huck	$674,879	$806,105
S. J. Jones	$341,949	$408,452
R. D. Dixon	$341,949	$408,452
J. D. Stanley	$335,107	$400,245

(3)

This column shows grant date fair value of stock options granted in the fiscal year indicated, disregarding any estimate of forfeitures relating to time-based vesting. Generally, the expense for option awards is recognized over the vesting period, unless the recipient is eligible for retirement, in which case it may be required to be recognized entirely in the year of grant. The assumptions for the valuation determination are set forth in footnote 18 to our financial statements included in Form 10-K filed with the SEC on November 22, 2011. Additional information regarding these awards is set forth in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables and accompanying footnotes.

(4)

Amounts in this column reflect Annual Incentive Plan awards. At their election, Executive Officers may defer awards received under this Plan. Amounts deferred are also reflected as “Executive Contributions” in the “Nonqualified Deferred Compensation” table.

(5)

Amounts in this column reflect the annual change in the actuarial present value of each Named Executive Officers’ accumulated tax qualified and nonqualified pension benefits and interest considered to be above market interest credited to their Deferred Compensation Plan balances. Interest is calculated for the Deferred Compensation Plan accounts using a Moody’s A-rated Corporate Bond Rate because this is comparable to the rate the Company pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service, it is treated as above market interest, even though it is based on a market average for corporate bonds. The amounts included as above market interest were as follows:

J. E. McGlade	$12,965
P. E. Huck	$28,646
S. J. Jones	$3,745
R. D. Dixon	$3,330
J. D. Stanley	$681

The pension accrual amounts represent the difference between the September 30, 2010 and September 30, 2011 actuarial present value of accumulated benefits under the Company’s tax qualified and nonqualified pension plans. These amounts are detailed in the chart below:

J. E. McGlade	$2,149,237
P. E. Huck	$880,087
S. J. Jones	$236,548
R. D. Dixon	$613,281
J. D. Stanley	$699,156

Additional	information on how these amounts are calculated is included in the notes accompanying the Pension Benefits table.

(6)	Amounts shown in this column are detailed in the chart below.

	Contributions Under Defined Contribution Plans	Group Term Life Insurance Premiums	International Assignment Policy(1)	Tax Reimbursements(2)		Perquisites or Personal Benefits(3)

J. E. McGlade	$36,000	$852			$12,977		$93,081
P. E. Huck	$20,048	$852		$		$
S. J. Jones	$64,105	$771	$382,664		$391	$
R. D. Dixon	$14,019	$797			$2,881	$
J. D. Stanley	$12,693	$724		$		$

(1)

Mr. Jones is on temporary international assignment to China in support of our operations and business development initiatives there. In connection with this assignment, the Company’s standard International Assignment Policy provides an assignment acceptance premium and covers expenses over and above those Mr. Jones and his family would have incurred if they remained in the U.S. This amount includes assignment acceptance premium, $117,500; tuition for children to attend school taught in English, $62,653; travel to and from China, $60,594; housing, $50,850; net Chinese taxes, $27,984; shipment of household goods, $14,011; and other miscellaneous items, $49,072.

(2)

These amounts represent payments that the Company has made to the Named Executive Officers to cover taxes incurred by them for certain business-related taxable expenses, specifically, spousal travel to and attendance at Company-related events; and tax reimbursements made to Mr. Jones under the International Assignment Policy.

(3)

The amount included in this column is the incremental cost to the Company of Mr. McGlade’s personal use of the corporate aircraft. The incremental cost is calculated as the sum of: (a) flight specific costs such as landing fees and fuel, and (b) certain variable costs of maintaining the aircraft calculated by multiplying the flight hours attributable to Mr. McGlade’s personal use by the prior year’s average hourly rate for these costs. The valuation also includes these costs with respect to return flights with no passengers that are associated with Mr. McGlade’s personal travel. Fixed costs such as pilot compensation and depreciation are not included as the aircraft is primarily used for business purposes, and the Company would incur these costs regardless of Mr. McGlade’s personal use. Mr. McGlade’s family members traveled with Mr. McGlade on some of the flights reflected; however, no incremental cost to the Company arises from their accompanying Mr. McGlade.

2011 Grants of Plan-Based Awards

Name	Award Type	Grant Date	Estimated Future Payouts Under Nonequity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum

J. E. McGlade	Annual Incentive Plan		$0	$1,440,000	$3,312,000
	Performance Shares	12/1/2010				0	16,639	35,774				$2,587,398
	Stock Options	12/1/2010								133,117	$86.39	$3,457,048
	Restricted Shares	12/1/2010							16,639			$1,437,443
P. E. Huck	Annual Incentive Plan		$0	$540,000	$1,242,000
	Performance Shares	12/1/2010				0	4,340	9,331				$674,879
	Stock Options	12/1/2010								34,726	$86.39	$901,834
	Restricted Shares	12/1/2010							4,340			$374,933
S. J. Jones	Annual Incentive Plan		$0	$329,000	$756,700
	Performance Shares	12/1/2010				0	2,199	4,728				$341,949
	Stock Options	12/1/2010								17,594	$86.39	$422,608
	Restricted Shares	12/1/2010							2,199			$189,972
R. D. Dixon	Annual Incentive Plan		$0	$329,000	$756,700
	Performance Shares	12/1/2010				0	2,199	4,728				$341,949
	Stock Options	12/1/2010								17,594	$86.39	$422,608
	Restricted Shares	12/1/2010							2,199			$189,972
J. D. Stanley	Annual Incentive Plan		$0	$270,000	$621,000
	Performance Shares	12/1/2010				0	2,155	4,633				$335,107
	Stock Options	12/1/2010								17,247	$86.39	$414,273
	Restricted Shares	12/1/2010							2,155			$186,170

The Grants of Plan-Based Awards table reports the dollar value of cash incentive awards and the number and value of equity awards granted to each Named Executive Officer during fiscal year 2011. With regard to cash incentives, this table reports the estimated potential value that could have been obtained by the Named Executive Officer; whereas the Summary Compensation Table reports the actual value realized for fiscal year 2011. Equity amounts represent the grant date values of the awards determined under FASB ASC Topic 718 for purposes of financial statement reporting, which is based on probable outcomes.

Nonequity Incentive Plan Awards — Annual Incentive Plan.    Annual Incentive Plan awards are based on performance for the fiscal year. The Committee approves performance measures and goals and payout schedules prior to or at the beginning of the fiscal year. Following the end of the fiscal year, the Committee determines the range of actual amounts that can be paid out under a formula which reflects the Company’s performance against the approved performance goals. Individual awards are determined by the Committee within the range, based on individual performance. There is no minimum bonus under the terms of the Plan, so the threshold amount is shown as 0. For more information on fiscal year 2011 targets and the award determination, see pages 44-46.

Equity Incentive Plan Awards — Performance Shares.    The Equity Incentive Plan Awards reflected in the table are performance shares. Performance shares are deferred stock units whose earn out is conditioned on the Company’s achieving certain levels of EPS Growth and ROCE Spread. “Deferred stock units” are an award type provided under the Company’s Long-Term Incentive Plan that entitle the holder to the value of one share of Company stock and accumulated dividend equivalents upon satisfaction of performance and/or time-based vesting conditions. Dividend equivalents are paid in cash and equal the dividends that would have accrued on a share of Company stock from the grant date of a deferred stock unit until it is paid out. Dividend equivalents are not paid until the award is vested. No dividend equivalents are paid on units that are forfeited.

The performance shares reflected in the table have a three-year performance cycle which will be completed at the end of fiscal year 2013. The number of performance shares that will be paid out is based on the formula described on page 48.

Performance shares are generally forfeited if the Named Executive Officer terminates employment during the performance period. Named Executive Officers who terminate due to death, disability, or retirement will receive a pro-rata portion of any performance share payout upon completion of the performance period, provided he was employed at least one year after the grant date of the performance shares. Upon a termination covered by the Corporate Executive Committee Separation Program described on pages 64-66, a pro-rata portion of the performance shares will be paid to the terminated Executive Officer upon completion of the performance period.

Other Stock Awards — Restricted Stock Awards.    The other stock awards reflected in the table are shares of restricted stock. Shares of restricted stock are shares of Company stock that are issued in the Executive Officer’s name subject to restrictions on transferability. The shares may be voted but the Executive Officer may not sell or transfer restricted stock during the vesting period. Dividends are paid on the restricted stock during the vesting period. Restricted stock granted in fiscal year 2011 is subject to a four-year vesting period. Generally, if an Executive Officer’s employment terminates during the vesting period, the stock will be forfeited. However, if an Executive Officer’s employment terminates due to death, disability, or retirement one year or more after the grant date, the stock will vest. If an Executive Officer’s employment termination is covered by the Corporate Executive Committee Separation Program described on pages 64-66, a pro-rata portion of the restricted stock will vest on termination; the remainder is forfeited unless the Executive Officer is retirement eligible, in which case all the restricted stock will vest if it has been outstanding at least one year.

Stock Options.    The options reflected in the table have an exercise price equal to the closing market value on the grant date. They become exercisable in one-third increments on the first three anniversaries of grant, and generally remain exercisable until ten years after the grant date; however, the options generally expire upon termination of employment except for death, disability, or retirement. Options granted more than one year prior to an Executive Officer’s termination due to death, disability, or retirement continue to become and remain exercisable for their full term. If a nonretirement eligible Executive Officer’s termination is covered by the Corporate Executive Committee Separation Program described on pages 64-66, his exercisable options will remain exercisable for the full term; options that are not exercisable are forfeited. Options are subject to forfeiture for engaging in specified activities such as competing with the Company. Upon exercise of the options, Executive Officers must retain 50% of the net shares received for a one-year period as long as the Executive Officer is actively employed by the Company as an Executive Officer.

Outstanding Equity Awards at Fiscal Year-End

Officer	Option Awards(1)					Stock Awards
						Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (3)

	Option Grant Date	Number of Shares Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration Date
		Exercisable	Unexercisable

J. E. McGlade						126,161	$9,634,916	66,172	$5,053,556
	10/01/2002	40,000		$43.09	10/02/2012
	10/01/2003	70,000		$45.53	10/02/2013
	10/01/2004	74,000		$54.17	10/02/2014
	10/03/2005	52,000		$55.33	10/04/2015
	10/02/2006	70,000		$67.23	10/02/2016
	10/01/2007	147,195		$98.85	10/02/2017
	10/01/2008	170,211	85,106	$66.90	10/02/2018
	12/01/2009	44,754	89,510	$83.60	12/02/2019
	12/01/2010	0	133,117	$86.39	12/02/2020
P. E. Huck						49,523	$3,782,072	16,454	$1,256,592
	10/01/2002	35,000		$43.09	10/02/2012
	10/01/2003	20,000		$45.53	10/02/2013
	10/01/2004	55,000		$54.17	10/02/2014
	10/03/2005	52,000		$55.33	10/04/2015
	10/02/2006	46,000		$67.23	10/02/2016
	10/01/2007	34,792		$98.85	10/02/2017
	10/01/2008	40.231	20.116	$66.90	10/02/2018
	12/01/2009	10,578	21,157	$83.60	12/02/2019
	12/01/2010	0	34,726	$86.39	12/02/2020
S. J. Jones						17,889	$1,366,183	8,284	$632,649
	10/01/2002	4,500		$43.09	10/02/2012
	10/01/2003	5,100		$45.53	10/02/2013
	10/01/2004	8,000		$54.17	10/02/2014
	10/03/2005	7,000		$55.33	10/04/2015
	10/02/2006	6,200		$67.23	10/02/2016
	10/01/2007	13,381		$98.85	10/02/2017
	10/01/2008	20,115	10,058	$66.90	10/02/2018
	12/01/2009	5,289	10,578	$83.60	12/02/2019
	12/01/2010	0	17,594	$86.39	12/02/2020
R. D. Dixon						24,781	$1,892,525	8,284	$632,649
	10/01/2002	14,000		$43.09	10/02/2012
	10/01/2003	12,000		$45.53	10/02/2013
	10/01/2004	13,200		$54.17	10/02/2014
	10/03/2005	9,500		$55.33	10/04/2015
	10/02/2006	10,000		$67.23	10/02/2016
	10/01/2007	12,043		$98.85	10/02/2017
	10/01/2008	20,115	10,058	$66.90	10/02/2018
	12/01/2009	5,289	10,578	$83.60	12/02/2019
	12/01/2010	0	17,594	$86.39	12/02/2020
J. D. Stanley						8,066	$616,000	8,196	$625,929
	10/01/2002	7,250		$43.09	10/02/2012
	10/01/2003	7,000		$45.53	10/02/2013
	10/01/2004	8,600		$54.17	10/02/2014
	10/03/2005	6,100		$55.33	10/04/2015
	10/02/2006	5,400		$67.23	10/02/2016
	10/01/2007	4,900		$98.85	10/02/2017
	10/01/2008	5,570	2,786	$66.90	10/02/2018
	12/01/2009	5,289	10,578	$83.60	12/02/2019
	12/01/2010	0	17,247	$86.39	12/02/2020

continued. . .

(1)

Grant dates for all stock options are shown in the first column. All stock options become exercisable in three consecutive, equal annual installments on the first, second, and third anniversary of the grant date.

(2)

This column reflects restricted stock, performance shares that are earned but deferred, and other deferred stock units described below that entitle the holder to a share of Company Stock and accumulated dividend equivalents since the date of grant.

Restricted Stock. All restricted stock granted prior to fiscal year 2007 vests on termination of employment due to death, disability, or retirement. Shares of Restricted Stock granted prior to fiscal year 2007 were as follows: Mr. McGlade 19,000 shares and Mr. Huck 10,500 shares. Restricted stock granted in fiscal year 2008 vested on October 1, 2011. Shares of restricted stock granted in 2008 were as follows: Mr. McGlade 13,910, Mr. Huck 3,288, Mr. Jones 1,265, and Mr. Dixon 1,138. Restricted stock granted in fiscal year 2009 vests on the earlier of October 1, 2012 or the Executive Officer’s termination of employment due to death, disability, or retirement. Shares of restricted stock granted in fiscal year 2009 were as follows: Mr. McGlade 20,553, Mr. Huck 4,857, Mr. Jones 2,428, and Mr. Dixon 2,428. Shares of restricted stock granted in fiscal year 2010 vest on the earlier of December 1, 2013 or the Executive Officer’s termination of employment due to death, disability, or retirement. Shares of restricted stock granted in fiscal year 2010 were as follows: Mr. McGlade 16,447, Mr. Huck 3,887, Mr. Jones 1,943, Mr. Dixon 1,943, and Mr. Stanley 1,943. Shares of restricted stock granted in fiscal year 2011 vest on the earlier of December 1, 2014 or the Executive Officer’s termination of employment due to death, disability, or retirement. Shares of restricted stock granted in fiscal year 2011 were as follows: Mr. McGlade 16,639, Mr. Huck 4,340, Mr. Jones 2,199, Mr. Dixon 2,199, and Mr. Stanley 2,155. All restricted stock is subject to special vesting rules for terminations covered by the Corporate Executive Committee Separation Program described on pages 64-66 or upon a change in control of the Company.

Deferred Stock Units. This column reflects four kinds of deferred stock units: (i) deferred stock units that vest upon death, disability, or retirement (“career-vesting deferred stock units”), including earned performance shares that are subject to forfeiture if the Named Executive Officer voluntarily terminates prior to death, disability, or retirement; (ii) earned performance shares granted in fiscal year 2009 that vested on October 1, 2011; (iii) special retention grants; and (iv) four-year vesting restricted stock units which are deferred stock units that generally vest four years after the grant date. All deferred stock units are subject to special vesting rules for terminations covered by the Corporate Executive Committee Separation Program described on pages 64-66 or upon a change in control.

(i)	The number of career-vesting deferred stock units shown for each Named Executive Officer in this column is as follows:

Officer	Number of Units

J. E. McGlade	9,605
P. E. Huck	15,560
S. J. Jones	0
R. D. Dixon	8,470
J. D. Stanley	3,220

(ii)	Fiscal year 2009 earned performance shares are as follows:

Officer	Number of Units

J. E. McGlade	30,007
P. E. Huck	7,091
S. J. Jones	3,545
R. D. Dixon	3,545
J. D. Stanley	0

(iii)	This column also reflects special retention grants of 5,058 deferred stock units granted to Mr. Dixon and 6,509 deferred stock units granted to Mr. Jones. A grant was made to Mr. Dixon in fiscal year 2008 and to Mr. Jones in fiscal year 2010. Mr. Dixon’s units vested on October 2, 2011. Mr. Jones’s units will vest on February 1, 2015 or upon his earlier disability or death, and are forfeitable upon termination of employment prior to vesting.

(iv)	This column also reflects four-year vesting restricted stock units granted to Mr. Stanley as follows: 300 units granted in fiscal year 2008, which vested on October 1, 2011; and 448 units granted in fiscal year 2009, which will vest on October 1, 2012 or his earlier disability or death; and are forfeitable upon termination of employment prior to vesting.

(3)	These amounts are based on the 2011 fiscal year-end NYSE closing market price of $76.37.

(4)

This column reflects performance shares granted in fiscal years 2010 and 2011. These shares are conditioned upon performance during three-year cycles ending on September 30, 2012 and September 30, 2013, respectively. These awards will earn out and be paid following the end of the relevant performance period as indicated in the chart below. The awards are shown at the maximum payout of 200% since the target performance level would be exceeded based on performance to date.

	End of Performance Period
Officer	09/30/2012	9/30/2013

J. E. McGlade	32,894	33,278
P. E. Huck	7,774	8,680
S. J. Jones	3,886	4,398
R. D. Dixon	3,886	4,398
J. D. Stanley	3,886	4,310

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)(1)	Value Realized On Vesting (2)

J. E. McGlade	100,000	$5,143,000	28,013	$2,325,639
P. E. Huck	58,000	$2,480,950	9,936	$824,887
S. J. Jones	0	$0	2,134	$177,165
R. D. Dixon	21,000	$1,119,400	2,755	$228,720
J. D. Stanley	8,250	$450,743	3,350	$294,587

(1)

The shares in this column include restricted stock granted in October 2006 which vested in October 2010; performance shares granted in fiscal year 2008 which were earned out and vested in October 2010; and restricted stock units that were granted in fiscal year 2007 subject to a four-year vesting period. It also includes a special retention grant of restricted stock units to Mr. Stanley which were subject to a four-year vesting period ending in January 2011.

(2)

The value was determined as of September 30, 2011. The following dividend equivalents were paid on the performance share awards and the restricted stock units, but are not included in the Value Realized:

Officer	Dividend Equivalents Paid

J. E. McGlade	$113,559
P. E. Huck	$26,842
S. J. Jones	$12,860
R. D. Dixon	$9,293
J. D. Stanley	$23,651

2011 Pension Benefits

Officer	Plan Name	Number of Years Credited Service (#)	Present Value on Accumulated Benefit	Payments During Last Fiscal Year

J. E. McGlade	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	35.2774	$1,696,822	$0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	35.2774	$21,103,740	$0
P. E. Huck	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	32.274	$1,422,451	$0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	32.274	$6,840,766	$0
S. J. Jones	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	12.3653	$305,499	$0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	12.3653	$787,219	$0
R. D. Dixon	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	28.3654	$771,011	$0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	28.3654	$2,171,879	$0
J. D. Stanley	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	23.3654	$658,308	$0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	23.3654	$1,357,543	$0

The table above illustrates the actuarial present value of accrued pension benefits for each of the Named Executive Officers under the Company’s defined benefit plans. Actuarial present values are complex calculations that rely on many assumptions. The Company has calculated the amounts shown above generally using the same assumptions used in determining the pension cost recognized in its financial statements which are described in footnote 15 to the financial statements and under “Critical Accounting Policies” in the Management Discussion and Analysis

in the financial statements, both of which are included in the Company’s Form 10-K filed with the SEC on November 22, 2011, except that, in accordance with SEC requirements, the Company has calculated these values assuming payment begins the earliest date the Named Executive Officer can receive an unreduced early retirement benefit. The Company has also used actual fiscal year 2011 annual incentive awards in the calculation; whereas the value in the financial statements is based on estimated annual incentive awards.

The Company’s Pension Plan for Salaried Employees (“Salaried Pension Plan”) is a funded, tax qualified defined benefit plan funded entirely by the Company. All U.S. salaried employees hired before October 1, 2004 are eligible to participate; however, participants as of January 1, 2005 were given the opportunity to make a one-time election to prospectively receive their primary retirement benefit under the Company’s qualified defined contribution plan, the Retirement Savings Plan. All Named Executive Officers, except Mr. Jones, elected to remain in the Salaried Pension Plan. Benefits under the Plan are paid after retirement in the form of a monthly annuity. Participants may select from monthly payments for their lifetime or smaller monthly payments for their life and the life of a beneficiary.

The amount of the benefit under the Salaried Pension Plan is based on the following formula:

1.184% x Years of Service x Average Monthly Compensation (Up to the Average Social Security Maximum Taxable Wage Base)

Plus

1.5% x Years of Service x Average Monthly Compensation (In excess of the Average Social Security Maximum Taxable Wage Base)

“Average Monthly Compensation” is generally the participant’s base salary. The “Average Social Security Maximum Taxable Wage Base” is the average of the U.S. Social Security Wage Bases over a 35-year period.

Benefits under the Salaried Pension Plan become vested after a participant has completed five years of service. The Normal Retirement Age under the Salaried Pension Plan is age 65. A participant with at least five years of service may retire after attaining age 55 and receive a benefit reduced by 3% per year for the number of years prior to his attaining age 62. Participants who were age 50 on or before January 1, 2005 are eligible for early retirement at age 55 with no reduction in benefit if the sum of their age and credited service under the Plan equals 80 or more at the time of retirement. Participants who had not attained age 50 on January 1, 2005 may receive the portion of their benefit accrued on that date unreduced upon retirement at age 55 or later if the sum of their age and credited service under the Plan equals 80 or more at the time of retirement.

Under U.S. federal tax laws, benefits payable under the Salaried Pension Plan, and compensation which can be considered in calculating the benefits, are limited. The Supplementary Pension Plan (“Supplementary Plan”) is a nonqualified, unfunded pension plan that provides benefits that cannot be provided under the Salaried Pension Plan due to these limits. Benefits under the Supplementary Plan are calculated using the same formula as the Salaried Pension Plan, but there is no limit on the amount of base salary that can be covered by the pension formula, and Average Monthly Compensation under the Supplementary Plan also includes Annual Incentive Plan awards.

Supplementary Plan benefits are subject to the same vesting and early retirement terms as the Salaried Pension Plan. Supplementary Plan benefits are generally payable following retirement in one of the annuity forms available under the Salaried Pension Plan or, at the election of the participant, in a lump sum. In the case of the Named Executive Officers and certain other executives, distribution of benefits under the Supplementary Plan, whether in annuity or lump sum form, is delayed for six months after termination of employment to comply with U.S. federal tax laws.

2011 Nonqualified Deferred Compensation

Amounts shown in this table are provided under the Company’s nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)

J. E. McGlade	$177,231	$33,231	$59,179	$0	$1,712,789
P. E. Huck	$94,923	$17,798	$195,458	$0	$3,848,997
S. J. Jones	$58,154	$48,885	$25,704	$0	$552,822
R. D. Dixon	$60,369	$11,319	$22,791	$0	$481,411
J. D. Stanley	$11,423	$5,712	$4,638	$0	$103,604

(1)

All amounts reported in this column were voluntary deferrals of base salary or Annual Incentive Plan awards by the Named Executive Officers. These amounts are also reported in the Summary Compensation Table.

(2)

Amounts reported in this column are Company matching credits based on each Named Executive Officer’s voluntary deferrals of base salary; and, in the case of Mr. Jones, a Company contribution credit of 5% of his base salary in excess of tax law limits on Retirement Savings Plan contributions and his Annual Incentive Plan awards, because he has elected to receive his primary retirement benefit under the Company’s defined contribution plans rather than the pension plans. These amounts are also reported in the Summary Compensation Table.

(3)	The following portion of these accumulated balances has been previously reported as compensation in the Summary Compensation Table of the Company’s proxy statements for prior years:

Officer	Amount Previously Reported

J. E. McGlade	$ 984,606
P. E. Huck	$3,248,019
S. J. Jones	$ 76,190
R. D. Dixon	$ 204,104
J. D. Stanley	$ 0

The Company provides the tax qualified Retirement Savings Plan (the “RSP”) to all U.S.-based salaried employees of the Company. Currently, U.S. tax laws limit the amounts that may be contributed to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the RSP. The Deferred Compensation Plan is intended to make up, out of general assets of the Company, an amount substantially equal to the benefits an employee did not receive under the RSP due to these limits. U.S. employees who participate in the Annual Incentive Plan, including all Named Executive Officers, are eligible to participate in the Deferred Compensation Plan. Participants can elect to defer up to 16 percent of base salary on a before-tax basis (offset by amounts deferred under the RSP). The Deferred Compensation Plan provides a Company matching credit in the same amounts as matching contributions under the RSP; i.e., 75 percent of the first three percent of base salary deferred by participants and

25 percent of the next three percent of base salary deferred. In addition to base salary, Plan participants may also elect to defer Annual Incentive Plan awards. No matching credit is provided for these deferrals.

This RSP also provides an enhanced matching contribution of elective deferrals up to 4% of base salary and a defined contribution primary retirement benefit contribution of 4 to 6% of base salary, depending on years of service, for employees who elected to receive their primary retirement benefit under the Company’s defined contribution plans rather than the pension plans. The Deferred Compensation Plan provides a comparable matching credit and primary retirement benefit credit for base salary to the extent not covered under the RSP due to tax law limits. The Plan also provides the primary retirement benefit credit for Annual Incentive Plan awards.

Participants may elect to have their Deferred Compensation Plan balances earn interest at a corporate bond rate or be deemed to be invested in Company stock and earn dividend equivalents and market appreciation on the stock. If a participant chooses the Company stock alternative, his account balance will be distributed in shares of Company stock, except for dividend equivalents.

Participants can elect to receive payments of their Deferred Compensation Plan balances in one to ten annual installments following termination from service. The Named Executive Officers and certain other executives cannot commence distribution until six months following termination to comply with tax laws.

Potential Payments Upon Termination or Change in Control

Termination Prior to Change in Control.    Potential payments to Named Executive Officers upon termination prior to a change in control vary depending on the exact nature of the termination and whether the Executive Officer is retirement eligible at the time of the termination. Retirement eligibility for U.S. employees, including all the Named Executive Officers, generally occurs upon the attainment of age 55 after completing at least five years of service to the Company.

Voluntary Termination Other Than Retirement.    A voluntary termination by Mr. McGlade or Mr. Huck would be a retirement. If Mr. Jones, Mr. Dixon, or Mr. Stanley voluntarily terminated employment with the Company prior to retirement eligibility, like all salaried employees of the Company, he would receive any unpaid salary and accrued vacation, RSP balances and nonqualified deferred compensation shown in the table on page 62, and earnings thereon. Once he attained age 55, he could commence his accrued benefits under the qualified and nonqualified pension plans described on pages 60-62 on the same terms as all other participants under these plans. Outstanding awards under the Long-Term Incentive Plan would be forfeited, including all unexercised stock options, all restricted stock, and all performance shares, whether or not earned. Executive Officers and other eligible employees generally must remain employed until the last day of the fiscal year to receive an Annual Incentive Plan award for the fiscal year. Therefore, if Mr. Jones, Mr. Dixon, or Mr. Stanley voluntarily terminated, he would forfeit any Annual Incentive Plan award for the fiscal year of termination, unless he terminated on the last day of the year. If he voluntarily terminated on September 30, 2011, he would have received a fiscal year 2011 Annual Incentive Plan award in an amount, if any, determined by the Committee.

Retirement.    Upon retirement, Named Executive Officers are entitled to unpaid salary and accrued vacation, the qualified and nonqualified pension and deferred compensation described above, and retiree medical benefits on the same terms as for all salaried employees meeting age and service conditions. Retiring Named Executive Officers may also receive, in the discretion of the Committee, an Annual Incentive Plan award for the year of retirement. In addition, like all Long-Term Incentive Plan participants, they will receive the following treatment of their outstanding long-term incentive awards:

•

All outstanding stock options which were granted one year or more prior to retirement will continue to become exercisable in accordance with the normal schedule as if the Named Executive Officer remained employed, and will be exercisable for the normal term. Options granted less than one year prior to retirement are forfeited.

•	Restricted stock awarded at least one year prior to retirement will vest immediately upon retirement. Restricted stock granted less than one year prior to retirement is forfeited.

•

Career-vesting deferred stock units and all dividend equivalents thereon will vest and be paid six months after retirement. Career-vesting deferred stock units comprise several types of awards granted over the career of Executive Officers that vest upon death, disability, or retirement, including earned performance shares granted prior to fiscal year 2004.

•

All earned performance shares and dividend equivalents thereon will be paid on the normal schedule (except career-vesting performance shares). A pro-rata portion of unearned performance shares awarded at least one year prior to retirement and associated dividend equivalents will be paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met. Performance shares awarded less than one year prior to retirement are forfeited.

Estimated Payments Upon Retirement

As of September 30, 2011

The table below shows the value of outstanding long-term incentive awards that would have vested upon the Named Executive Officer’s retirement as of September 30, 2011, and the value of awards that would have been forfeited. Amounts are based on the closing price of a share of Company stock as of September 30, 2011 which was $76.37. Mr. Jones, Mr. Dixon, and Mr. Stanley are not eligible for retirement; so no amounts are shown for them.

Officer	Unvested Stock Options(1)	Restricted Stock	Career-Vesting Deferred Stock Units	Unearned Performance Shares(2)	Value of Awards Forfeited

J. E. McGlade	$805,954	$4,276,720	$896,436	$1,753,031	$4,743,585
P. E. Huck	$190,499	$1,469,664	$1,448,357	$414,302	$1,215,811

(1)	Options are shown at their intrinsic value.

(2)	Unearned performance shares are shown at the maximum payout level since the target performance level has been exceeded.

Corporate Executive Committee Separation Program.    The Company maintains a Separation Program for members of the Company’s Corporate Executive Committee (“CEC”) which, during fiscal year 2011, included all the Named Executive Officers. A CEC member becomes eligible for program benefits upon involuntary termination of employment other than for “Cause” or upon voluntary termination for “Good Reason”. A termination for Cause occurs upon the Executive Officer’s failure to perform his duties, willful misconduct, certain illegal acts, insubordination, dishonesty, or violation of the Company’s Code of Conduct. “Good Reason” includes:

•	An adverse change in the Executive Officer’s position,

•	A decrease in the Executive Officer’s salary, benefits, or annual incentive compensation if not similarly applied to other highly compensated employees, or

•	A relocation of the Executive Officer’s principal workplace more than 50 miles from the existing location.

Benefits under the Separation Program are contingent upon the CEC member’s continuing to perform the duties typically related to his position (or such other position as the Board reasonably requests) until termination, and assistance in the identification, recruitment, and/or transitioning of his successor. The CEC member also is required to sign a general release of claims against the Company and a two-year noncompetition, nonsolicitation, and nondisparagement agreement. If all these requirements are met, the CEC member is entitled to cash benefits as follows:

•

A cash severance payment of one times (two times in the case of Mr. McGlade) the CEC member’s annual base salary and average annual incentive award for the three of the last five years for which his award was highest;

•	A bonus for the year of termination equal to a pro-rata portion of the CEC member’s average annual incentive award for the three of the last five years for which his award was highest;

•	Outplacement assistance;

•

A cash payment equal to the actuarial equivalent of pension benefits that would have accrued based on two additional years of service in the case of Mr. McGlade and one additional year of service in the case of the other Named Executive Officers, except for Mr. Jones;

•

A cash payment for the three Named Executive Officers who are not eligible for early retirement equal to the value of the early retirement subsidy provided under the pension plans on the Executive Officer’s accumulated benefit. The benefit is calculated, except for Mr. Jones, with an additional one year of service; and

•

For Mr. Jones, because he has elected to receive his primary retirement benefit under the Company’s defined contribution plans, a cash payment equal to the additional (nonmatching) contributions, and credits he would have received under the RSP and the Deferred Compensation Plan, respectively, had he remained employed an additional year, assuming his base salary remained the same and his Annual Incentive Plan award was the higher of his most recent award or the average of the last three awards.

Noncash benefits are also provided or maintained under the Separation Program as follows:

•	Medical and other welfare benefits are continued for two years in the case of Mr. McGlade and one year in the case of other Named Executive Officers.

•

Nonretirement eligible Named Executive Officers will forfeit unexercisable stock options. Their exercisable options will remain in effect for the normal term. Retirement provisions described above apply to the stock options of retirement eligible Named Executive Officers.

•

A pro-rata portion of four-year vesting restricted stock and retention grants of deferred stock units will vest. The remaining four-year vesting restricted stock and retention grant deferred stock units will be forfeited. However, retirement provisions described above apply to outstanding restricted stock held by the retirement eligible Named Executive Officers if more favorable.

•	Career-vesting restricted stock and deferred stock units will become fully vested.

•

All Named Executive Officers will receive a pro-rata portion of unearned performance shares based on actual performance at the end of the performance period and will forfeit the remainder. The unforfeited shares will be paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met. Retirement provisions apply to retirement eligible Named Executive Officers if the treatment is more favorable.

Upon involuntary termination, Named Executive Officers, like all salaried employees, are entitled to receive their accrued qualified and nonqualified pension and deferred compensation described above on pages 60-63 above in accordance with the terms of the relevant plans and, if retirement eligible, retiree medical benefits.

Estimated Payments on Severance

As of September 30, 2011

The table below shows estimated cash payments that would have been made to the Named Executive Officer upon an involuntary termination on September 30, 2011 covered under the Corporate Executive Committee Separation Program, and the estimated value of long-term incentive awards that would have vested upon the termination.

					Long-Term Incentive Plan(1)(2)

Officer	Severance Benefit	Pro-rata Bonus	Pension Payment(3)	Benefits(4)	Restricted Stock(5)	Deferred Stock Units(6)	Unearned Performance Shares(7)

J. E. McGlade	$6,190,000	$1,895,000	$1,179,832	$54,897	$4,276,720	$896,436	$2,618,481
P. E. Huck	$1,441,667	$766,667	$229,367	$51,844	$1,469,664	$1,448,357	$640,040
S. J. Jones	$810,667	$340,667	$658,002	$63,182	$242,068	$172,467	$321,475
R. D. Dixon	$870,333	$400,333	$490,964	$63,208	$242,068	$782,442	$321,475
J. D. Stanley	$707,333	$257,333	$401,640	$63,135	$102,298	$333,273	$319,187

(1)

Based on September 30, 2011 closing price of $76.37. No stock options are reflected as no vesting or acceleration of vesting occurs as a result of a severance. Nonretirement eligible Executive Officers retain only options that were already exercisable and retirement eligible Executive Officers’ options continue to become exercisable on the same schedule as a voluntary retirement.

(2)	The value of long-term incentive awards which would have been forfeited in the event of involuntary termination on September 30, 2011 are as follows:

Officer	Value of Forfeited Awards

J. E. McGlade	$3,878,135
P. E. Huck	$990,073
S. J. Jones	$1,032,169
R. D. Dixon	$687,236
J. D. Stanley	$573,978

Performance share values are calculated at the maximum payout level since the target performance level is currently exceeded. Values also include forfeited dividend equivalents.

(3)	Includes payment in lieu of Company contributions and credits under the RSP and Deferred Compensation Plan for Mr. Jones.

(4)

Includes the value of outplacement benefits estimated based on current arrangements for these services; the value of medical benefits extended under the Separation Program for those not already eligible for retiree medical benefits; and the value of dental, life insurance, and disability benefits.

(5)	Restricted stock which vested under the terms of grant on October 1, 2011 is not included as the value of a one-day acceleration of vesting is de minimis.

(6)

These amounts reflect the value of career-vesting deferred stock units, including earned performance shares granted before fiscal year 2004; and time-based deferred stock units such as four-year restricted stock units and special retention grants, and dividend equivalents thereon.

(7)

Unearned performance shares that are not forfeited upon a covered involuntary termination are reflected at the maximum payout level since the target performance level is currently exceeded. Amounts include accumulated dividend equivalents.

Termination for Cause.    Notwithstanding the above, upon involuntary termination for cause, Named Executive Officers who are not retirement eligible will receive only unpaid salary and accrued vacation, and qualified and nonqualified pension and deferred compensation. If a retirement eligible employee is terminated for cause, it is treated as a retirement.

Death or Disability.    Upon termination due to death or disability of an Executive Officer, in addition to insurance, continuation of medical benefits, and other benefits provided to all salaried employees and their families to help with these circumstances, the Long-Term Incentive Plan has provisions that provide continued vesting or accelerated payout of equity awards as follows:

•

All stock options that have been outstanding for at least a year at the time of termination continue to be and become exercisable on the normal schedule as if the employee had remained active. All other stock options are forfeited.

•	All restrictions on restricted stock outstanding for at least one year are removed. All other restricted stock is forfeited.

•	All earned but deferred performance shares, all career-vesting deferred stock units, and retention grants of deferred stock units are paid out.

•

A prorated portion of unearned performance shares outstanding for at least one year continues to earn out and be payable as if the employee had remained active. All other unearned performance shares are forfeited.

Change in Control Arrangements

The Company provides individual change in control severance agreements for all of the Named Executive Officers. For purposes of the agreements, a change in control occurs upon a 30% stock acquisition by a person not controlled by the Company, a greater than 50% change in membership on the Board during any two-year period unless approved by two-thirds of directors still in office who were directors at the beginning of the period, or other events determined by the Board.

The severance agreements give each Named Executive Officer specific rights and certain benefits if, within two years after a change in control, his employment is terminated by the Company without Cause (as defined below) or he terminates employment for Good Reason (as defined below). In such circumstances the Named Executive Officer would be entitled to:

•	A cash severance payment equal to two (three for Mr. McGlade and Mr. Huck) times the sum of his annual base salary and target bonus under the Annual Incentive Plan;

•	A cash payment of a pro-rata target bonus for the year;

•

A cash payment equal to two (three for Mr. McGlade and Mr. Huck) times the value for the most recent fiscal year of the Company’s contributions and/or credits on his behalf under the RSP and the Deferred Compensation Plan;

•

For all Named Executive Officers, except Mr. Jones, a cash payment equal to the actuarial present value of the pension benefits he would have been entitled to receive under the Company’s pension plans had he accumulated two (three in the case of Mr. McGlade and Mr. Huck) additional years of credited service after termination;

•

For Named Executive Officers who are not eligible for early retirement as of the date of termination, a cash payment equal to the actuarial present value of the early retirement subsidy on his pension benefit, calculated with an additional two years of credited service;

•

For Mr. Jones, a cash payment equal to the additional (nonmatching) contributions and credits he would have received under the RSP and the Deferred Compensation Plan, respectively, had he remained employed for an additional two years at the same base salary and the higher of his most recent Annual Incentive Plan award or the average such award for the three full fiscal years preceding the Change in Control; and

•

Continuation of medical, dental, disability, and life insurance benefits for a period of up to two years (three years in the case of Mr. McGlade and Mr. Huck), and provision of outplacement services and legal fees.

If any payment, distribution, or acceleration of benefits, compensation, or rights that is made by the Company to the covered Executive Officers under the severance agreement or otherwise results in a liability for the excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, the Company will pay an amount equal to such excise tax, but only if the benefits to which the Executive Officer is entitled under the agreement are at least 110% of what the Executive Officer would receive if his benefits were reduced to a level that would not be subject to excise taxes25. Also, each severance agreement provides for indemnification of the Executive Officer if he becomes involved in litigation because he is a party to the agreement.

A termination for “Cause” occurs under the agreements upon the Executive Officer’s willful failure to perform his duties or willful misconduct. “Good Reason” includes:

•	A material adverse change in the Executive Officer’s position;

•	A decrease in the Executive Officer’s salary, benefits, or incentive compensation if not applied to other highly compensated employees; or

•	Relocation of the Executive Officer’s principal workplace more than 50 miles from the existing location.

In addition to the change in control severance agreements, the Company’s Long-Term Incentive Plan and its nonqualified pension and deferred compensation plans provide change in control protections for all participants. Specifically, upon a change in control (as defined by the applicable plan):

•	All outstanding stock options become exercisable and remain exercisable for their full term on the earlier of the change in control or six months after the grant date.

•	Restrictions lapse on all restricted stock.

•

All forms of deferred stock units, except unearned performance shares and related dividend equivalents, will fully vest and be paid immediately. A pro-rata portion of unearned performance shares and related dividend equivalents will be paid out in shares at the target performance level.

[25]	This provision has been eliminated from change in control agreements entered into after 2010.

•	Accrued benefits under the nonqualified pension and deferred compensation plans (described on pages 60-63) are paid out.

The Committee, in its discretion, may pay out the value of stock options, restricted stock, and deferred stock units in cash.

Estimated Payments Upon Change in Control

On September 30, 2011

The table below shows the estimated value of long-term incentive awards that would have automatically vested [upon a change in control occurring on September 30, 2011, whether or not the Executive Officer was terminated]. These acceleration provisions apply to all Long-Term Incentive Plan participants. In the case of Mr. McGlade and Mr. Huck, who are retirement eligible, most of these amounts would be paid on voluntary termination, but payment, lapse of restrictions, or exercisability would be accelerated upon a change in control. For Mr. Jones, Mr. Dixon, and Mr. Stanley, most of the amounts shown would become vested or payable if his active employment continued until his retirement eligibility without a change in control, but payment, lapse of restrictions, or exercisability would be accelerated upon a change in control.

Officer	Unvested Stock Options(1)	Restricted Stock(2)	Unearned Performance Shares	Other Deferred Stock Units(2)

J. E. McGlade	$805,954	$5,547,440	$1,309,240	$896,436
P. E. Huck	$190,499	$1,801,110	$320,020	$1,448,357
S. J. Jones	$95,249	$501,751	$160,738	$517,400
R. D. Dixon	$95,249	$501,751	$160,738	$782,442
J. D. Stanley	$26,383	$312,964	$159,593	$342,476

(1)	Options are shown at their intrinsic value based upon the September 30, 2011 closing price of $76.37.

(2)	Restricted stock and restricted stock unit awards which vested under the terms of their grant on October 1, 2011 are not included as the value of a one-day acceleration of vesting is de minimis.

Additional Estimated Payments Upon Termination

On September 30, 2011 After Change in Control

The table below shows additional amounts that would be payable under the change in control severance agreements if the Executive Officer were terminated following a change in control.

Officer	Severance	Pro-rata Bonus	Matching Contribution Payment	Pension Payment(1)	Outplacement/ Financial	Benefits(2)	Tax Gross-Up

J. E. McGlade	$7,920,000	$1,440,000	$108,000	$1,769,748	$50,000	$7,417	$4,943,482
P. E. Huck	$3,645,000	$540,000	$60,144	$688,778	$50,000	$5,602	$0
S. J. Jones	$1,598,000	$329,000	$128,210	$705,002	$50,000	$27,278	$1,238,557
R. D. Dixon	$1,598,000	$329,000	$28,038	$604,601	$50,000	$27,330	$0
J. D. Stanley	$1,440,000	$270,000	$25,386	$533,988	$50,000	$27,184	$1,028,780

(1)	Includes payment in lieu of Company nonmatching contributions and credits under the RSP and Deferred Compensation Plan for Mr. Jones.

(2)

Includes continuation of dental, disability, and life insurance benefits. Also includes continuation of medical benefits for Mr. Jones, Mr. Dixon, and Mr. Stanley. Mr. McGlade and Mr. Huck are currently eligible for retiree medical benefits upon any termination of employment on the same basis as other retirement eligible salaried employees, so there is no incremental benefit.

INFORMATION ABOUT STOCK OWNERSHIP

Persons Owning More than 5% of Air Products Stock

as of September 30, 2011

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

State Farm Mutual Automobile Insurance Company(1) (“State Farm”) One State Farm Plaza Bloomington, IL 61710	15,480,105	7.0%

(1)

In the aggregate, State Farm has sole voting power over 15,393,100 shares, shared voting power over 87,005 shares, sole power to direct disposition of 15,393,100 shares, and shared power to direct disposition of 87,005 shares.

Air Products Stock Beneficially Owned by Officers and Directors

The table below shows the number of shares of common stock beneficially owned as of November 1, 2011 by each member of the Board and each Named Executive Officer, as well as the number of shares owned by the directors and all Executive Officers as a group. None of the directors or Executive Officers own one percent or more of the Company’s common stock.

Name of Beneficial Owner	Common Stock(1)(2)(3)	Stock Options(4)	Currently Distributable Deferred Stock Units(5)	Total(6)

M. L. Baeza	0	4,000	9,301	13,301
S. K. Carter	0	0	0	0	(6)
W. L. Davis, III	1,000	0	11,315	12,315
C. C. Deaton	0	0	2,429	2,429
R. D. Dixon	21,861	117,358	0	139,219
M. J. Donahue	0	4,000	0	4,000
U. O. Fairbairn	1,135	8,000	10,400	19,535
W. D. Ford	0	4,000	23,471	27,471
E. E. Hagenlocker	0	8,000	11,002	19,002
E. Henkes	0	0	0	0	(6)
P. E. Huck	77,208	335,870	0	413,078
S. J. Jones	14,226	90,796	0	105,022
J. E. McGlade	139,847	842,392	0	982,239
M. G. McGlynn	0	0	18,404	18,404
L. S. Smith	5,950	2,000	0	7,950
J. D. Stanley	6,676	63,933	0	70,609
Directors and Executive Officers as a group (20 persons)(7)	323,641	1,803,848	86,322	2,213,811

(1)

Certain Executive Officers hold restricted shares which we include in this column. The Executive Officer may vote the restricted shares, but may not sell or transfer them until the restrictions expire. The individuals in the table hold the following number of restricted shares:

Name	Shares

R. D. Dixon	6,570
P. E. Huck	23,584
S. J. Jones	6,570
J. E. McGlade	72,639
J. D. Stanley	4,098
All Executive Officers	131,442

(2)	Includes share units held by Executive Officers in the Company’s qualified 401(k) plan. Participants have voting rights with respect to such units and can generally redirect their plan investments.

(3)

Shares reported include the following shares owned jointly by the indicated officer and his spouse: Mr. McGlade, 35,875 shares and Mr. Jones, 2,073 shares. Shares reported also include shares held by, or for the benefit of, members of the immediate families or other relatives of certain of the indicated officers and directors: Mr. Huck, 11,705 shares; Mr. Jones, 121 shares; Mr. McGlade, 21 shares and Mr. Smith, 1,100 shares. The indicated officers and directors disclaim ownership of such shares.

(4)	The directors and officers have the right to acquire this number of shares within 60 days by exercising outstanding options granted under the Company’s Long-Term Incentive Plan.

(5)

Directors’ deferred stock units shown in the table are distributable within 60 days upon a director’s retirement or resignation, based upon the director’s payout elections. Deferred stock units held by directors who have elected to defer payout for longer periods are described in note (6). Deferred stock units entitle the holder to receive one share of Company stock and accrued dividend equivalents. Deferred stock units accrue dividend equivalents, but do not have voting rights.

(6)

Executive Officers and directors also own the deferred stock units reflected in the table below which are not distributable within 60 days and which have been awarded, earned out, or purchased. Directors with deferred stock units shown below have elected to defer receipt of those units beyond their retirement or resignation. Certain deferred stock units held by Executive Officers are subject to forfeiture if employment ends before death, disability, or retirement, or for engaging in specified activities such as competing with the Company.

Name of Beneficial Owner	Deferred Stock Units

S. K. Carter	1,063
R. D. Dixon	12,015
M. J. Donahue	21,632
E. Henkes	9,556
P. E. Huck	22,651
S. J. Jones	10,054
J. E. McGlade	52,127
L. S. Smith	19,505
J. D. Stanley	3,668

(7)	Not counting their deferred stock units, directors, nominees, and Executive Officers as a group beneficially own 1.0% of the Company’s outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and Executive Officers to file reports of holdings and transactions in Company stock and related securities with the Securities and Exchange Commission and the NYSE. Based on our records and other information, we believe that in 2011 all of our directors and Executive Officers met all applicable Section 16(a) filing requirements.

APPENDIX A

GAAP RECONCILIATION

	Sales	Operating Income	Operating Margin	Income From Cont. Ops.	EPS Cont. Ops.	ROCE	Cost of Capital	Spread
FY08 Reported (no Adjustments)					$4.97	12.9%	8.5%	4.4%
FY09 Reported	8,256.2	846.3	10.3%	639.9	$3.00	8.2%	8.4%	-0.2%

Q109 Global Cost Reduction Plan		174.2		116.1	$0.55
Q309 Global Cost Reduction Plan		124.0		84.2	$0.39
Q309 Asset Actions		9.9		7.1	$0.04

FY09 Non GAAP	8,256.2	1,154.4	14.0%	847.3	$3.98	10.4%	8.4%	2.0%

GAAP Growth — FY09					-39.6%
Non GAAP Growth — FY09					-19.9%
FY10 Reported	9,026.0	1,389.0	15.4%	1,029.1	$4.74	11.8%	8.5%	3.3%

FY10 Acquisition — Related Costs		96.0		60.1	$0.28

FY10 Non GAAP	9,026.0	1,485.0	16.5%	1,089.2	$5.02	12.4%	8.5%	3.9%

GAAP Growth — FY10					58.0%
Non GAAP Growth — FY10					26.1%
FY11 Reported	10,082.0	1,622.2	16.1%	1,215.3	$5.59	13.0%	8.5%	4.5%

FY11 Acquisition — Related Costs		48.5		31.6	$0.14

FY11 Non GAAP	10,082.0	1,670.7	16.6%	1,246.9	$5.73	13.3%	8.5%	4.8%

GAAP Growth — FY11		16.8%	0.7%		17.9%
Non GAAP Growth — FY11		12.5%	0.1%		14.1%
GAAP 3 Year Average					12.1%			2.5%
Non GAAP 3 Year Average					6.8%			3.6%

A-1

APPENDIX B

MARKET REFERENCE GROUP

Alticor, Inc.

Apache Corporation

Ashland, Inc.

Avon Products, Inc.

Baker Hughes, Inc.

Cameron International

Celestica

Chesapeake Energy Corporation

ConAgra Foods, Inc.

Dean Foods Company

Dole Food Company, Inc.

Dover Corporation

EOG Resources, Inc.

Estee Lauder Companies, Inc.

Federal-Mogul Corporation

Fortune Brands, Inc.

Gerdau Ameristeel

Goodrich Corporation

H. J. Heinz Company

Harley-Davidson, Inc.

Hexion Specialty Chemicals

Kellogg Company

Kinder Morgan, Inc.

Land O’Lakes, Inc.

MeadWestvaco Corporation

Micron Technology, Inc.

Newmont Mining Corporation

Owens Corning

Owens-Illinois, Inc.

Peabody Energy Corporation

Pitney Bowes, Inc.

Praxair, Inc.

Reynolds American, Inc.

Rockwell Automation, Inc.

Smith International

SPX Corporation

Stryker Corporation

The Sherwin-Williams Company

The Williams Companies, Inc.

Transocean

VF Corporation

Visteon Corporation

Weatherford

Western Digital

XTO Energy, Inc.

PEER REFERENCE GROUP

3M Co.

Cooper Industries Ltd.

Danaher Corp.

Dover Corp.

Du Pont (E. I) De Nemours

Eastman Chemical Co.

Eaton Corporation

Ecolab Inc.

Illinois Tool Works

ITT Corporation

Parker-Hannifin Corp.

PPG Industries Inc.

Praxair, Inc.

SPX Corporation

B-1

Driving Directions to Air Products and Chemicals, Inc. Corporate Headquarters

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

610-481-4911

From Pennsylvania Turnpike (US 476)

–	Take Lehigh Valley Exit 56 (formerly exit 33) from Turnpike to Route 22 West, Harrisburg.

–	Follow Route 22 West to Trexlertown Exit (Exit 49A off Route 22 and I-78) onto Route 100 South.

–	Proceed on Route 100 South for 3 miles; continue straight, and at this point Route 100 becomes Trexlertown Road.

–	Proceed one more mile to the traffic light at Trexlertown Road and Hamilton Boulevard.

–	Turn left onto Hamilton Boulevard. Go under the RR bridge and proceed to the second traffic light.

–	Turn left at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

From Route 22

–	Take Exit 49A from Route 22 and I-78 onto Route 100 South.

–	Proceed on Route 100 South for 3 miles; continue straight, and at this point Route 100 becomes Trexlertown Road.

–	Proceed one more mile to a traffic light at Trexlertown Road and Hamilton Boulevard.

–	Turn left onto Hamilton Boulevard. Go under the RR bridge and proceed to the second traffic light.

–	Turn left at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

From Route 309 North and I-78 West

–	Take Exit 54A to Route 222 South (Hamilton Boulevard).

–	Follow 222 South to the traffic light at Mill Creek Road.

–	Turn left on Millcreek Road Proceed to Hamilton Boulevard.

–	Proceed south on Hamilton Boulevard.

–	Corporate Office is located on right side of highway. Turn right at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

From Route 309 South and I-78 East

–	Take Exit 54. At the bottom of the ramp, turn right onto Route 222 South (Hamilton Boulevard.).

–	Follow 222 South to the traffic light at Mill Creek Road.

–	Turn left on Millcreek Road Proceed to Hamilton Boulevard.

–	Proceed south on Hamilton Boulevard.

–	Corporate Office is located on right side of highway. Turn right at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

AIR PRODUCTS AND CHEMICALS, INC. 7201 HAMILTON BLVD. ALLENTOWN, PA 18195-1501

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M39209-P18305-Z56766 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AIR PRODUCTS AND CHEMICALS, INC.

The Board of Directors recommends you vote FOR the following proposals:
1. ELECTION OF DIRECTORS: To elect each of the nominees listed below as director for a three-year term:

Nominees:		For	Against	Abstain

1a.	Mario L. Baeza	☐	☐	☐

1b.	Susan K. Carter	☐	☐	☐

1c.	John E. McGlade	☐	☐	☐

					For	Against	Abstain

2. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. To ratify appointment of KPMG LLP, as independent registered public accountants for fiscal year 2012.					☐	☐	☐

3. ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION. To approve the compensation of Named Executive Officers.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Admission Ticket

Annual Meeting of

Air Products and Chemicals, Inc.

Thursday, January 26, 2012 - 2:00 p.m.

Air Products and Chemicals, Inc. Corporate Headquarters

7201 Hamilton Boulevard

Allentown, PA

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

M39210-P18305-Z56766

Air Products and Chemicals, Inc.

Annual Meeting of Shareholders - January 26, 2012

Proxy

This proxy is solicited on Behalf of the Board of Directors

Your signature on the reverse appoints John E. McGlade, Paul E. Huck and John D. Stanley, or any one of them, with full power of substitution, to represent you at the annual meeting of shareholders of Air Products and Chemicals, Inc. on Thursday, January 26, 2012, at 2:00 p.m., and at any adjournments thereof; to vote at such meeting the shares which you would be entitled to vote if personally present, as directed on the reverse side; and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournments thereof.

This proxy will be voted as directed, but if no instructions are given for voting on the matters listed on the reverse side, this proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders will have discretion to vote on those matters in accordance with their best judgment. Shareholders who are present at the meeting may withdraw their proxy and vote in person if so desired.

Air Products and Chemicals, Inc. Retirement Savings Plan Participants

The person signing on the reverse directs that Fidelity Management Trust Company As Trustee for the Air Products and Chemicals, Inc. Retirement Savings Plan (the “Plan”) vote the shares of common stock of Air Products and Chemicals, Inc. (“shares”) represented by units of interest allocated to his or her account under the Plan at the annual meeting of shareholders of Air Products and Chemicals, Inc. to be held on January 26, 2012 as directed on the reverse side.

The Trustee will tabulate the instructions from all participants and vote shares held in the Plan according to the instructions. The Trustee will vote shares held in the Plan for which no voting instructions are received by January 23, 2012 in the same proportions and manner as shares held in the Plan for which instructions have been received.

Continued and to be signed on reverse side